The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-143171

Subject to completion dated June 11, 2007

Preliminary prospectus supplement

To prospectus dated June 6, 2007

Trex Company, Inc.

$85,000,000

        % Convertible Senior Subordinated Notes Due 2012

Interest payable January 1 and July 1

We are offering $85,000,000 principal amount of our         % Convertible Senior Subordinated Notes due 2012. The notes will bear interest at a rate of         % per year, payable semiannually in arrears on January 1 and July 1 of each year, beginning January 1, 2008. The notes will mature on July 1, 2012.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding April 1, 2012 only under the following circumstances: (1) during any fiscal quarter commencing after September 30, 2007, if the last reported sale price of the common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading-day period, which we call the “measurement period,” in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or (3) upon the occurrence of specified corporate events. On and after April 1, 2012 until the close of business on the third business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay cash up to the principal amount of the notes converted and deliver shares of our common stock to the extent the daily conversion value exceeds the proportionate principal amount based on a 40 trading-day observation period.

The conversion rate will be                  shares of our common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $             per share of common stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following specified corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances.

We may not redeem the notes. If we undergo a fundamental change, holders may require us to purchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

The notes will be our direct, senior subordinated, unsecured obligations and will rank equally in right of payment with all our existing and future senior subordinated debt, senior in right of payment to all our existing and future subordinated debt and junior in right of payment to all our existing and future senior debt. The notes will be structurally junior in right of payment to the liabilities of our subsidiaries.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes. Our common stock is listed on the New York Stock Exchange under the symbol “TWP.” The last reported sale price of our common stock on the New York Stock Exchange on June 8, 2007 was $19.35 per share.

See “ Risk factors” beginning on page S-13 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Public offering price	Underwriting discount	Proceeds before expenses, to us
Per note	%	%	%
Total	$	$	$

We have granted the underwriters the right to purchase within a 30-day period up to an additional $10,000,000 principal amount of notes, solely to cover over-allotments.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about June     , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Book Runner

JPMorgan

Co-Manager

BB&T Capital Markets

The date of this prospectus supplement is June     , 2007

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information in addition to or different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

Prospectus Supplement

Prospectus

As used in this prospectus supplement and the accompanying prospectus, except for the sections in the prospectus supplement titled “Prospectus supplement summary—The offering” and “Description of notes” and as otherwise noted, “Trex Company,” “we,” “our” and “us” refer to Trex Company, Inc. and our consolidated subsidiaries.

i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to this “prospectus,” we are referring to both parts combined.

If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus include important information about us, the notes being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus as well as additional information described under “Incorporation of Certain Documents by Reference” in the accompanying prospectus before investing in the notes.

Industry and market data

We obtained the market and competitive position data, including market forecasts, used throughout this prospectus supplement or incorporated by reference in the accompanying prospectus from internal surveys, as well as market research, publicly available information and industry publications. Industry publications, including those we refer to in this prospectus supplement and the documents incorporated by reference in the accompanying prospectus, generally state that the information presented therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed by us to be reliable, have not been independently verified by us, and neither we nor the underwriters make any representation as to the accuracy of such information.

ii

Prospectus supplement summary

This summary contains basic information about our business. Because it is a summary, it does not contain all of the information that you should consider before investing. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk factors,” before purchasing notes. You also should read our consolidated financial statements and the related notes and other documents incorporated by reference in the accompanying prospectus, which are described therein under “Incorporation of Certain Documents by Reference.” This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. You should read these forward-looking statements together with the cautionary statements and important factors included in this prospectus supplement under “Forward-looking statements” and in the accompanying prospectus under “Special Note Regarding Forward-Looking Statements.”

We are the country’s largest manufacturer of wood/plastic composite decking and railing products, which are marketed under the brand name Trex®. Our products provide the attractive appearance and the workability of wood without many of wood’s on-going maintenance requirements and functional disadvantages. We use a proprietary manufacturing process supported by patented technology that combines waste wood fibers and reclaimed polyethylene. Our products are used primarily for residential and commercial decking and railing. In 2007, we introduced a wood/plastic composite fencing product, Trex Seclusions®. We promote Trex products among consumers, home builders and contractors as a premium alternative to wood products. Our net sales increased to $337 million in 2006 from $117 million in 2001.

Our primary market is residential decking and railing and, to a lesser extent, commercial decking and railing. An industry study estimates that annual factory sales in 2005 of residential decking and railing totaled approximately $5.1 billion, or approximately 4 billion linear feet of lumber. The estimate includes sales of deck surface and railing products and excludes sales of products used for a deck’s substructure, such as joists, stringers, beams and columns. For the four-year period ended December 31, 2004, an industry study estimates that factory sales of residential decking and railing, as measured by linear feet of lumber, increased at a compound annual growth rate of approximately 5%. For the same period, this study estimates that factory sales of non-wood decking and railing products to the residential market increased at an annual rate of over 30%. Another study estimates that the overall volume of residential decking and railing at the manufacturer level increased 5%, while factory sales of non-wood decking and railing products increased 18%, in 2005.

The principal competition for Trex consists of wood products, which industry sources estimate represented approximately 86% of the decking and railing market, as measured by linear feet of lumber, and 75% of the market, as measured by wholesale market value, at December 31, 2005. We also compete with decking products made from 100% plastic lumber that utilizes polyethylene, fiberglass and polypropylene as raw materials. In recent years, developing consumer awareness of non-wood decking and railing alternatives, the trend to low-maintenance products and the decline in lumber quality and quantity have contributed to increased sales of wood/plastic composites used for decking and railing.

Our business strategy is to convert the demand for wood decking, railing and fencing products into demand for Trex products. Industry studies indicate that we have the leading market share of the wood/plastic composite segment of the decking and railing market. We estimate that wood/plastic composites and plastic accounted for approximately 19% of 2005 decking and railing sales, as measured by wholesale market value. We emphasize the development and promotion of Trex as the premium outdoor-living brand and focus our sales efforts on the professionally-installed and “do-it-yourself” market segments.

At March 31, 2007, we sold our products through 19 wholesale companies operating from approximately 90 distribution locations, which in turn sold our products to approximately 3,545 retail dealers across the United States and Canada. We began selling our products through Home Depot stores in June 2004 and in Lowe’s stores in the first quarter of 2007. At March 31, 2007, certain Trex products were stocked at approximately 1,100 Home Depot stores and at over 1,100 Lowe’s stores, and substantially all of our products were available by special order through our existing distribution channels in all Home Depot and Lowe’s stores.

Competitive Strengths

We believe that our primary competitive strengths are the following:

Superior product.    Trex products offer a number of significant advantages over wood, while eliminating many of wood’s major functional disadvantages, which include warping, splitting and other damage from moisture. Our products require no staining, are resistant to moisture damage, provide a splinter-free surface and need no chemical treatment against rot or insect infestation. These features eliminate most of the on-going maintenance requirements for a wood deck and make Trex products less costly than wood over the life of the deck. Like wood, Trex products are slip-resistant, even when wet, can be painted or stained and are less vulnerable to damage from ultraviolet rays. Special characteristics, including resistance to splitting, the ability to bend, and ease and consistency of machining and finishing, facilitate deck, railing and fencing installation, reduce contractor call-backs and afford customers a wide range of design options. Trex products do not have the tensile strength of wood and, as a result, are not used as primary structural members in posts, beams or columns used in a deck’s substructure.

Brand name development.    We have invested approximately $61 million during the last three years to develop Trex as a recognized brand name in the residential and commercial decking and railing market. Our marketing strategy has been to promote Trex among consumers and contractors as a premium decking product. We use extensive print and television advertising to build brand awareness among homeowners and commercial users and target decking contractors with advertisements in leading building and remodeling magazines. Brand name recognition helps to generate demand for Trex directly among consumers and also among our wholesale distributors and dealers, who recommend Trex to contractors and other consumers. We believe that our branding strategy enables us to command premium prices compared to wood, gain market share from wood and alternative decking, railing and fencing producers, and maintain more price stability for our products.

Extensive distribution network.    We have developed an extensive distribution network of wholesale companies and retail dealers that complements our branding strategy and focus on the contractor-installed market segment. Although our dealers sell to both homeowners and contractors, they primarily direct their sales at professional contractors, remodelers and homebuilders. Our distributors are able to provide value-added service in marketing our products because they sell premium wood decking products and other innovative building materials, which typically require product training and personal selling efforts. We select distributors based upon their anticipated commitment to Trex, and our distribution network devotes significant resources to promoting and selling Trex. All distributors are required to appoint a Trex specialist, regularly conduct dealer training sessions, fund demonstration projects, and participate in local advertising campaigns and home shows. Since 2004, we have broadened our distribution channels by stocking our products at many Home Depot stores and, beginning in the first quarter of 2007, Lowe’s stores. We believe that the presence of Trex products at these leading “big box” home improvement retailers provides us with an important sales advantage over competitive products not stocked at Home Depot or Lowe’s stores.

Investment in manufacturing process and product development.    Production of a non-wood alternative products such as ours requires significant capital investment, special process know-how and time to develop. We and our predecessor operations have invested more than $225 million and 15 years in expansion of our manufacturing capacity, manufacturing process improvements, new product development and product enhancements. As a result of these investments, our production line rates have increased significantly since 1992 and we have put into operation three manufacturing facilities, which we believe provide us with sufficient production capacity to meet the currently foreseeable growth in the demand for our products. We have responded to customer preferences by developing new products that are more visually appealing and that feature a wider range of colors and textures and by expanding from decking product lines into more comprehensive product offerings of decking, railing and fencing products. We also have broadened the range of raw materials that we can use to produce a consistent and high-quality finished product. We believe our recent development of plastic reprocessing and handling capabilities will improve our management of raw material costs by enabling us to recycle a wider range of plastic raw materials. In connection with our building code listings, we maintain a quality control testing program that is monitored by an independent inspection agency.

Experienced management team.    We are managed by experienced senior executives, including two of our founders who led the buyout of the Trex product process and related assets from Mobil’s Composite Products Division in 1996, Anthony J. Cavanna, who currently serves as our Chairman and Chief Executive Officer, and Andrew U. Ferrari, who currently serves as our President and Chief Operating Officer. Our executives have managed billion-dollar operations as well as smaller, high-growth divisions and product rollouts within and outside of Mobil and other companies, and have significant experience across a wide range of management functions.

Growth Strategies

Our goals are to continue to be the leading producer of superior non-wood alternative products in the decking, railing and fencing markets and to achieve a cost advantage over our competitors. To attain these goals, we employ the following strategies:

Emphasize product innovation.    As part of our long-term growth strategy, we will continue to develop opportunities for Trex in new products. We plan to continue bringing to market new decking, railing and fencing products that satisfy the diverse appearance, performance and safety requirements of professional contractors and other consumers. Over the past three years, we have substantially expanded our decking product offerings to encompass four product lines, introduced a second railing product line and launched our first fencing product. Our new products will afford expanded options to customers, who already can design much of their outdoor living space using Trex products.

Continue brand name development.    We plan to continue our significant investment in the development of the Trex brand. Our marketing program includes consumer and trade advertising, public relations, trade promotion, association with highly publicized showcase projects, and sales to influential home design groups. We will continue to invest actively in market research to monitor consumer brand awareness, preference and usage in the decking, railing and fencing market. Our sales growth in the decking, railing and fencing markets will largely depend on our success in converting demand for wood products into demand for Trex products. Accordingly, our branding strategy will continue to emphasize the advantages of Trex over wood products. Our brand building programs also are designed to support the positioning of Trex as a premium product in our product markets.

Expand distribution coverage.    We seek to establish comprehensive geographic and market segment coverage for Trex products. To achieve this objective, we will continue to increase the number of our wholesale distribution locations and dealer outlets across the United States and Canada. We will supplement expansion of our historical distribution network with our “big box” channel-marketing initiative, which to date has resulted in the stocking of Trex products at Home Depot and Lowe’s, which are two of the nation’s largest home improvement retailers. We also emphasize broadening product market coverage through our distribution channels. We are currently expanding distribution of our new fencing product by establishing relationships with fencing installers throughout the United States.

Enhance product quality.    We will pursue the new product quality initiatives launched in late 2005 to improve the appearance and performance of all of our product lines. Our product improvement program emphasizes color consistency and other product specifications to enhance the consumer appeal and performance of our products. In early 2006, to strengthen product performance, we subjected all of our inventoried products to a thorough re-inspection process. In addition, we have added personnel to the inspection functions at each of our three manufacturing plants and have redesigned finished goods packaging to minimize damage to our products in transit.

Reduce manufacturing costs.    To achieve a cost advantage over our competitors, we must recycle plastic and process waste wood on a cost-effective basis and efficiently convert these materials into high-quality finished goods. We seek to reduce our manufacturing costs through capital investments and process engineering improvements. We expect that investments in plastic recycling capabilities will allow us to expand our ability to use a wider range of plastic waste streams and as a result lower our raw material costs. In addition, we plan to invest in improvements to the productivity of our production processes from raw materials preparation through extrusion into product finishing and packaging.

Corporate Information

Trex Company, Inc. was incorporated in Delaware in September 1998 for the purpose of acquiring 100% of the membership interests and operating the business of our predecessor, TREX Company, LLC. In April 1999, in connection with the initial public offering of our common stock, we completed a reorganization in which TREX Company, LLC become our wholly-owned subsidiary. Effective on December 31, 2002, TREX Company, LLC merged into Trex Company, Inc. We currently conduct substantially all of our business operations directly through Trex Company, Inc. We maintain our principal executive offices at 160 Exeter Drive, Winchester, Virginia 22603-8605, and our telephone number at that address is (540) 542-6300.

The offering

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our” and “us” refer to Trex Company, Inc. and not to our consolidated subsidiaries.

Issuer	Trex Company, Inc., a Delaware corporation.

Securities	$85,000,000 principal amount of % Convertible Senior Subordinated Notes due 2012 (plus up to an additional $10,000,000 principal amount to cover over-allotments).

Maturity	July 1, 2012, unless earlier repurchased or converted.

Issue price	100% plus accrued interest, if any, from June , 2007.

Interest

            % per year. Interest will accrue from June     , 2007 and will be payable semiannually in arrears on January 1 and July 1 of each year, beginning January 1, 2008. We will pay additional interest, if any, under the circumstances described under “Description of notes—Events of default.”

Conversion rights

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding April 1, 2012, in multiples of $1,000 principal amount, only under the following circumstances:

•

during any fiscal quarter commencing after September 30, 2007, if the last reported sale price of the common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•

during the five business day period after any ten consecutive trading-day period, which we call the “measurement period,” in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or

•	upon the occurrence of specified corporate transactions described under “Description of notes—Conversion rights.”

On and after April 1, 2012 to (and including) the close of business on the third business day immediately preceding the maturity date, holders may convert their notes at any time, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is              shares of our common stock per $1,000 principal amount of notes (equal to a conversion price of approximately $             per share), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay cash up to the principal amount of the notes converted and deliver shares of our common stock to the extent the daily conversion value, as described in this prospectus supplement, exceeds the proportionate principal amount based on a 40 trading-day observation period. See “Description of notes—Conversion rights—Payment upon conversion” for information about these payments.

In addition, following specified corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances as described under “Description of notes—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of common stock issued to you upon conversion.

Fundamental change

If we undergo a “fundamental change,” as defined in this prospectus supplement under “Description of notes—Fundamental change permits holders to require us to purchase notes,” subject to certain conditions, you will have the option to require us to purchase the notes in whole or in part for cash. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date.

Ranking

The notes will be our direct, senior subordinated, unsecured obligations and will rank equally in right of payment with all our existing and future senior subordinated debt, senior in right of payment to all our existing and future subordinated debt and junior in right of payment to all our existing and future senior debt. The indenture does not limit the amount of debt that we or our subsidiaries may incur. The notes will effectively rank junior in right of payment to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The notes are structurally junior in right of payment to all liabilities, including trade payables, of our subsidiaries.

As of March 31, 2007, on a pro forma basis after giving effect to the amount of borrowings outstanding under our senior secured credit facility as of June 4, 2007 and the sale of $85,000,000 principal amount of notes and application of the net offering proceeds, we and our subsidiaries had $37.0 million of long-term debt on a consolidated basis which would rank senior to the notes.

Use of proceeds

We estimate that the proceeds from this offering will be approximately $81.6 million, or $91.3 million if the underwriters exercise their option to purchase additional notes in full, after deducting fees and estimated expenses. We will use the net proceeds of this offering to repay our 8.32% senior secured notes due 2009 and to repay borrowings under our senior secured revolving credit facility. We will use any net offering proceeds remaining after the repayment of such indebtedness for working capital and other general corporate purposes, which may include the repayment of other indebtedness.

Book-entry form

The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes

The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. federal income tax consequences

For a discussion of the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Certain U.S. federal income tax considerations.”

New York Stock Exchange symbol for our common stock	Our common stock is quoted on the New York Stock Exchange under the symbol “TWP.”

Trustee, paying agent and conversion agent	The Bank of New York.

Risk factors

In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information set forth or incorporated by reference in this prospectus supplement or the accompanying prospectus, the specific factors set forth under “Risk factors” for risks associated with an investment in the notes and the common stock into which the notes, in specified circumstances, are convertible.

Summary consolidated financial and operating data

In the table below, we provide you with the summary historical consolidated financial information and other operating data about our company. The summary financial data as of December 31, 2006 and for the years ended December 31, 2004, 2005 and 2006 are derived from our audited consolidated financial statements incorporated by reference herein. The summary financial data as of March 31, 2007 and March 31, 2006 and for the three-month periods ended March 31, 2006 and 2007 are unaudited, but include, in the opinion of our management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data. Our historical results are not necessarily indicative of our results for 2007 or any other future period. You should read this summary historical financial information and other operating data along with our consolidated financial statements and the related notes incorporated by reference herein. See “Where to Find Additional Information” and “Incorporation of Certain Information by Reference” in the accompanying prospectus.

	Year ended December 31,			Three months ended March 31,
	2004	2005	2006	2006	2007

	(In thousands, except share and per share data)			(unaudited)

Statement of Operations Data:
Net sales	$253,628	$294,133	$336,956	$105,297	$115,913
Cost of sales	150,793	213,897	257,671	80,122	91,284

Gross profit	102,835	80,236	79,285	25,175	24,629
Selling, general and administrative expenses	56,351	77,378	73,223	17,765	17,039

Income from operations	46,484	2,858	6,062	7,410	7,590
Interest expense, net	3,064	2,626	3,011	942	1,694

Income before income taxes	43,420	232	3,051	6,468	5,896
Provision (benefit) for income taxes	15,933	(2,019)	708	2,403	2,171

Net income	$27,487	$2,251	$2,343	$4,065	$3,725
Basic earnings per share	$1.88	$0.15	$0.16	$0.27	$0.25

Basic weighted average shares outstanding	14,636,959	14,769,799	14,829,832	14,803,858	14,856,315

Diluted earnings per share	$1.85	$0.15	$0.16	$0.27	$0.25

Diluted weighted average shares outstanding	14,834,718	14,879,661	14,892,966	14,860,203	14,898,851

Cash Flow Data:
Cash provided by (used in) operating activities	$45,265	$11,234	$(4,038)	$(3,538)	$(22,704)
Cash used in investing activities	(56,319)	(29,374)	(27,743)	(2,379)	(10,767)
Cash provided by (used in) financing activities	26,859	(4,432)	31,058	5,445	33,685

Other Data (unaudited):
Ratio of earnings to fixed charges(1)	7.14	—	1.18		2.96
EBITDA(2)	$60,197	$18,997	$26,324	$12,439	$12,722

	As of December 31,			As of March 31,
	2004	2005	2006	2006	2007

				(unaudited)

Balance Sheet Data (in thousands):
Cash and cash equivalents and restricted cash	$44,926	$1,395	$672	$923	$886
Working capital	78,910	40,061	29,559	47,289	26,781
Total assets	286,772	285,714	352,317	310,084	388,141
Total debt	78,497	73,606	104,637	79,296	138,617
Total stockholders’ equity	159,937	164,708	169,415	169,545	170,872

(1)	We compute our ratio of earnings to fixed charges by dividing pre-tax income (loss) from continuing operations, before adjustment for income or loss from equity investees, plus fixed charges and less capitalized interest, by fixed charges. Fixed charges consist of interest expense, including interest expense from amortized premiums, discounts and capitalized expenses related to indebtedness, and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases, which we estimate to be one-third of such payments. There were insufficient earnings available to cover fixed charges for 2005. As a result, the ratio of earnings to fixed charges was less than 1.0 for this period. The deficiency of earnings to fixed charges for 2005 was $2.0 million. On a pro forma basis, after giving effect to the completion of this offering and the application of the proceeds as described under “Use of proceeds” as if the notes were issued on January 1, 2006, our ratio of earnings to fixed charges for the fiscal year ended December 31, 2006 would be , and our ratio of earnings to fixed charges for the three months ended March 31, 2007 would be .
(2)	EBITDA represents net income before interest, income taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP. We have included data with respect to EBITDA because management evaluates and projects the performance of our company’s business using several measures, including EBITDA. Management considers EBITDA to be an important supplemental indicator of our operating performance, particularly as compared to the operating performance of our competitors, because this measure eliminates many differences among companies in capitalization and tax structures, capital investment cycles and ages of related assets, as well as some recurring non-cash and non-operating charges to net income or loss. For these reasons, management believes that EBITDA provides important supplemental information to investors regarding the operating performance of our company and facilitates comparisons by investors between our operating performance and the operating performance of our competitors. Management believes that consideration of EBITDA should be supplemental, because EBITDA has limitations as an analytical financial measure. These limitations include the following:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	EBITDA does not reflect the effect of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	not all of the companies in our industry may calculate EBITDA in the same manner in which we calculate EBITDA, which limits its usefulness as a comparative measure.

We compensate for these limitations by relying primarily on our GAAP results to evaluate our operating performance and by considering independently the economic effects of the foregoing items that are not reflected in EBITDA. As a result of these limitations, EBITDA should not be considered as an alternative to net income, as calculated in accordance with GAAP, as a measure of operating performance, nor should it be considered as an alternative to cash flows as a measure of liquidity. The following table sets forth, for the years indicated, a reconciliation of EBITDA and net income:

	Year ended December 31,			Three months ended March 31,
	2004	2005	2006	2006	2007

	(In thousands)
Net income	$27,487	$2,251	$2,343	$4,065	$3,725
Plus interest expense, net	3,064	2,626	3,011	942	1,694
Plus income tax provision (benefit)	15,933	(2,019)	708	2,403	2,171
Plus depreciation and amortization	13,713	16,139	20,262	5,029	5,132

EBITDA	$60,197	$18,997	$26,324	$12,439	$12,722

Risk factors

Our business, operations and financial condition are subject to various risks. Some of these risks are described below and in the documents incorporated by reference in the accompanying prospectus, and you should take these risks into account in evaluating us or any investment decision involving us or in deciding whether to participate in the purchase of the notes proposed in this prospectus supplement and the accompanying prospectus. This section does not describe all risks applicable to us, our industry or our business, and it is intended only as a summary of some material factors.

Risks relating to our business

Our business is subject to a number of risks, including the following:

We will not be able to grow unless we increase market acceptance of our products and develop new products and applications.

Our ability to grow will depend largely on our success in converting the current demand for wood in decking, railing and fencing applications into a demand for Trex products. Industry studies estimate that wood products accounted for approximately 86% of the 2005 decking and railing market, as measured by linear feet of lumber. To increase our market share, we must overcome:

•	the low consumer awareness of non-wood decking, railing and fencing alternatives in general and Trex products in particular;

•	the resistance of many consumers and contractors to change from well-established wood products;

•	the greater initial expense of installing Trex decking, railing and fencing;

•	the established relationships existing between suppliers of wood decking, railing and fencing products and contractors and homebuilders; and

•	the increased competition from wood/plastic composite manufacturers.

Our business could suffer from a lack of product diversification.

In 2007, we will derive substantially all of our revenues from sales of Trex Wood-Polymer® lumber. Although we have developed new products and applications since 1996, and we intend to continue this development, our product line is currently based almost exclusively on the composite formula and manufacturing process for Trex Wood-Polymer lumber. If we should experience any problems, real or perceived, with product quality or acceptance of Trex Wood-Polymer lumber, our lack of product diversification could have a significant adverse impact on our net sales levels.

Our prospects for sales growth and profitability will be adversely affected if we fail to maintain product quality and product performance at an acceptable cost.

We will be able to expand our net sales and to sustain and enhance profitable operations only if we succeed in maintaining the quality and performance of our products. Our inability to produce high-quality products at standard manufacturing rates and yields will result in higher unit costs. A lack of product performance will negatively affect our profitability by impeding acceptance of our products in the marketplace and by leading to higher product replacement and consumer relations expenses. We are pursuing several initiatives to address product quality problems we have encountered in recent periods. We have experienced in those periods significant increases in product replacement and consumer relations expenses related to product quality. These expenses have had a material adverse impact on our profitability. It is possible that we will continue to experience these significant expenses for the foreseeable future and, if we do, our profitability will suffer.

Our dependence on three manufacturing sites to meet the demand for Trex products limits our ability to meet customer demand.

We currently produce our products at three manufacturing sites, which are located in Winchester, Virginia, Fernley, Nevada, and Olive Branch, Mississippi. Any interruption in the operations or decrease in the production capacity at any of these sites, whether because of equipment failure, fire, natural disaster, labor difficulties or otherwise, would limit our ability to meet existing and future customer demand for our products.

Our business is subject to risks in obtaining the raw materials we use.

The production of Trex Wood-Polymer lumber requires substantial amounts of waste wood fiber and reclaimed polyethylene, or plastic, material. Our business could suffer from the termination of significant sources of raw materials, the payment of higher prices for raw materials or the failure to obtain sufficient additional raw materials to meet planned increases in production capacity. In 2006, one supplier accounted for 36% of our waste wood fiber purchases. Our ability to obtain adequate supplies of polyethylene material depends on our success in developing new sources that meet the minimum quality requirements, entering into long-term arrangements with suppliers, and managing the collection of supplies from geographically dispersed distribution centers and off-shore resources. We obtain some of our raw materials under supply contracts at prices established annually based on then-current market prices or under purchase orders based on market rates in effect when the orders become effective. These supply arrangements subject us to risks associated with fluctuations in raw materials prices. In recent periods, our operating results have been materially and adversely affected by significant increases in the prices we pay for polyethylene material.

We have limited ability to control or project inventory build-ups in our distribution channel that can negatively affect our sales in subsequent periods.

The dynamic nature of our industry can result in substantial fluctuations in inventory levels of Trex products carried in our two-step distribution channel. We have limited ability to control or precisely project inventory build-ups, which can adversely affect our net sales levels in subsequent periods. We make the substantial majority of our sales to wholesale distributors, who in turn sell our products to local lumberyards. Because of the seasonal nature of the demand for decking, railing and fencing, our distribution channel partners must forecast demand for our products, place orders for the products, and maintain Trex product inventories in advance of the prime deck-building season, which generally occurs in our second and third fiscal quarters. Accordingly, our results for the second and third fiscal quarters are difficult to predict and past performance will not necessarily indicate future performance. Inventory levels respond to a number of changing conditions in our industry, including product price increases resulting from escalating raw materials costs, increases in the number of competitive producers and in the production capacity of those competitors, the rapid pace of product introduction and innovation, changes in the levels of home-building and remodeling expenditures, and weather-related fluctuations in demand.

Our strategy of using recycled plastic and waste wood to create a competitive cost advantage involves significant risks.

Our business strategy is to create a cost advantage over our competitors. To achieve such a cost advantage we must recycle plastic and process waste wood on a cost-effective basis and efficiently convert these materials into high-quality finished goods. This strategy involves significant risks, including the risks that:

•

Our profitability may be materially diminished. The variability of our raw material sources can result in considerable reduction in our operating rates and yields, which may more than offset any savings we realize from the low purchase price of the materials.

•

We may not produce a sustainable return on investment. Because our production model requires backward integration in plastic recycling operations, as well as customized solutions for material preparation, compounding and extrusion, our model is significantly more capital intensive on a per-unit-basis than the production models of our principal competitors. Our plants must convert our raw materials at high rates and net yields to generate the profit margins and cash flows necessary to sustain our business.

•

We may be limited in the markets in which we can effectively compete. Successfully expanding our business beyond decking requires applying our formulation and process technology to increasingly more challenging applications, such as railing and fencing products. The greater complexity and tighter design tolerances of such products require a level of process control that is more stringent than the level involved in deck board production. Our raw materials and process technology may not permit us to develop new applications on a cost-effective basis.

The demand for our products is influenced by general economic conditions and could be adversely affected by economic downturns.

The demand for our products is correlated to changes in the level of activity in home improvements and, to a lesser extent, new home construction. These activity levels, in turn, are affected by such factors as home equity values, home equity loan withdrawals, consumer spending habits, employment, interest rates and inflation. Market conditions in the housing industry have slowed significantly in recent periods, particularly in new home construction. Economic trends indicate that home equity values in many markets have softened and that home equity withdrawals have decreased, which may result in decreased home improvement spending. It is not known whether this trend will continue or worsen. Any economic downturn could reduce consumer income or equity capital available for spending on discretionary items such as decking, which could adversely affect the demand for our products.

Our performance will suffer if we do not compete effectively in the highly competitive decking, railing and fencing markets.

We must compete with an increasing number of companies in the wood/plastic composites segment of the decking, railing and fencing markets and with wood producers that currently have more production capacity than is required to meet the demand for their products. Our failure to compete successfully in these markets could have a material adverse effect on our ability to replace wood or increase the market share of our wood/plastic composites compared to wood. Many of the conventional lumber suppliers with which we compete have established ties to the building and construction industry and have well-accepted products. Many of our competitors in the decking, railing and fencing markets that sell wood products have significantly greater financial, technical and marketing resources than we do. Our ability to compete depends, in part, upon a number of factors outside our control, including the ability of our competitors to develop new non-wood alternatives that are competitive with Trex products.

We face risks in increasing our production levels to meet customer demand.

To support sales growth and improve customer service, we will face risks:

•	recruiting and training additions to our workforce;

•	installing and operating new production equipment;

•	purchasing raw materials for increased production requirements; and

•	maintaining product quality.

These risks could result in substantial unanticipated delays or expense, which could adversely affect our operating performance.

The expansion and future profitability of our business could be adversely affected if we do not manage our growth effectively.

Our recent growth has placed significant demands on our management, systems and other resources. Our net sales increased to $337 million in 2006 from $117 million in 2001. The number of retail dealers selling Trex products has increased to approximately 3,545 at March 31, 2007, and we expect further increases in the future. To support our geographic expansion, we began production in 2005 at a third manufacturing site in Olive Branch, Mississippi. As part of our growth, we have to attract, train, incentivize and retain skilled employees. If we fail to do so, or otherwise are unable to manage our growth effectively, our inability to do so could have a material adverse effect on our ability to expand our net sales and sustain profitable operations.

Past seasonal fluctuations in our net sales and quarterly operating results may not be a reliable indicator of future seasonal fluctuations.

Our historical seasonality may not be a reliable indicator of our future seasonality. Quarterly variations in our net sales and income from operations are principally attributable to seasonal trends in the demand for our products. We generally experience lower net sales levels during the fourth quarter, in which holidays and adverse weather conditions in some regions usually reduce the level of home improvement and new construction activity. Income from operations and net income tend to be lower in quarters with lower net sales, which are not fully offset by a corresponding reduction in expenses.

We have significant capital invested in construction in process, some of which we may not be able to deploy productively.

At December 31, 2006, our construction in process totaled approximately $31.3 million, with an estimated cost to complete of approximately $22.0 to $26.0 million. The construction in process consisted primarily of funds expended to complete production lines in various stages of construction at our manufacturing sites, and to provide process and productivity improvements. Some of these assets may become impaired due to obsolescence or other factors before we can put them into service. Our operating results would be adversely affected if we fail to deploy productively our construction in process, and our net income would be reduced if our assets become impaired and we are required to write down the value of those assets in our financial statements.

We are not sure of the terms on which we will be able to obtain financing for the significant capital expenditures we plan in 2007 and subsequent periods to enhance our manufacturing capacity and production.

We estimate that our capital expenditures in 2007 will be approximately $25 million. We expect to use our capital expenditures in 2007 to complete production lines in various stages of construction at our manufacturing sites, and to provide process and productivity improvements. Our failure to generate or obtain sufficient funds to meet our capital requirements in 2007 and thereafter could have a material adverse effect on our ability to match production with the demand for our products. It may be necessary to obtain financing for our capital requirements through bank borrowings or the issuance of debt or equity securities. We may not be able to obtain all of the required financing on terms we will find acceptable.

Our dependence on a small number of significant distributors makes us vulnerable to business interruptions involving these distributors.

Our total gross sales to our five largest wholesale distributors accounted for approximately 75% of our gross sales in 2006. Our contracts with these distributors are terminable by the distributors upon 30 days’ notice at any time during the contract term. A contract termination or significant decrease or interruption in business from any of our five largest distributors or any other significant distributor could cause a short-term disruption of our operations and adversely affect our operating results.

Environmental regulation exposes us to potential liability for response costs and damages to natural resources.

We are subject to federal, state and local environmental laws and regulations. The environmental laws and regulations applicable to our operations establish air quality standards for emissions from our manufacturing operations, govern the disposal of solid waste, and regulate wastewater and storm water discharge. As is the case with manufacturers in general, we may be held liable for response costs and damages to natural resources if a release or threat of release of hazardous materials occurs on or from our properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any properties we own or operate.

We may not have adequate protection for the intellectual property rights on which our business depends.

Our success depends, in part, on our ability to protect our important intellectual property rights. The steps we have taken may not be adequate to deter misappropriation or unauthorized use of our proprietary information or to enable us to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. We have obtained and continue to seek patents with respect to our manufacturing process and products. We or our predecessor company have been required in lawsuits to establish that our production processes and products do not infringe the patents of others. We also rely on a combination of trade secret, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect our proprietary rights. We enter into confidentiality agreements with our employees and limit access to and distribution of our proprietary information, and if it is necessary to disclose proprietary information to third parties for business reasons, we require that such third parties sign a confidentiality agreement prior to any disclosure. However, these confidentiality agreements cannot guarantee there will not be disclosure or misappropriation of such proprietary information.

Our capital structure affects our flexibility in responding to changing business and economic conditions and results in high interest costs.

As of March 31, 2007, on a pro forma basis after giving effect to the amount of borrowings outstanding under our senior secured revolving credit facility as of June 4, 2007 and the sale of $85.0 million principal amount of notes and the application of the net offering proceeds, we had approximately $122.0 million of total debt outstanding, including, in addition to the notes offered hereby, $25.0 million of senior indebtedness under our bond loan documents and approximately $12.0 million of other indebtedness. Subject to restrictions in our senior secured revolving credit facility, we also may incur significant amounts of additional debt for working capital, capital expenditures and other purposes. Our combined total debt could have important consequences, including the following:

•

we may have difficulty borrowing money for working capital, capital expenditures or other purposes because of our existing debt load and because our borrowings are secured by a significant portion of our assets; and

•

we will need to use a large portion of our cash flow to pay interest and the required principal payments on our debt, which will reduce the amount of money available to finance our operations, capital expenditures and other activities.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness depends on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to permit us to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive to our stockholders.

We have material weaknesses in our internal controls over financial reporting.

Our management is required under Section 404 of the Sarbanes-Oxley Act of 2002 to assess our internal controls over financial reporting. Based on its assessment as of December 31, 2006, our management identified two material weaknesses, as defined by the Public Company Accounting Oversight Board, in our internal control over financial reporting:

•

We lacked a sufficient complement of personnel with knowledge of our financial reporting processes and adequate technical expertise in the application of U.S. generally accepted accounting principles and experience in resolving non-routine or complex accounting matters. As a result, errors occurred in the accounting for certain transactions. Management’s review of these transactions and the related account analyses and reconciliations were not sufficient to detect the errors. The errors related to our inventory, property, plant and equipment, accounts payable, cost of sales, selling, general and administrative expenses and income taxes. These errors resulted in a number of post-closing adjustments that were recorded during the preparation of our consolidated financial statements for 2006.

•

We did not have appropriate controls to account properly for activity related to the purchase and receipt of goods and services and the related liabilities. In addition, our related monitoring process is not sufficient to identify the resulting errors on a timely basis. The errors were primarily due to the recording of inventory, property, plant and equipment, cost of sales and selling, general and administrative expenses at the time of receipt of the goods or services and again at the time the related invoices were received, resulting in an overstatement of assets, liabilities and expenses. These errors resulted in a number of post-closing adjustments that were recorded during the preparation our consolidated financial statements for 2006.

Our management has determined that, because of these material weaknesses, we did not maintain effective internal control over financial reporting as of December 31, 2006 or March 31, 2007 based on the criteria specified in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. We are continuing to take actions to remediate these material weaknesses. Until these material weaknesses are remediated, there is more than a remote likelihood that a material misstatement to our annual or interim consolidated financial statements could occur and not be prevented or detected by our controls in a timely manner.

In 2005, we experienced a number of challenging business issues, including those related to the opening of a new manufacturing facility, new product introductions, turnover in accounting, finance and information technology personnel, and a contemplated relocation of our corporate headquarters. As a result, for certain periods of time we did not have a sufficient complement of qualified staff to ensure that our financial statement close processes resulted in reported results that were complete and accurate. During 2005, we added members to our accounting, finance and information technology staff and implemented additional levels of review in our financial statement close processes to begin to address these challenges.

In 2006 and into 2007, we added additional accounting, finance and information technology staff members at our headquarters and plant locations and implemented a series of new internal control procedures to improve the effectiveness of our transaction processing and our financial statement close processes. In addition to these enhancements, we have provided training regarding effective review and approval procedures to the appropriate personnel. The additional personnel and process enhancements contributed to the discovery in late 2006 and early 2007 of additional errors related to prior interim periods in 2006 that resulted in management’s determination that restatement of those prior periods’ financial statements was warranted. Management’s assessment for 2006 indicates that additional resources, training and experience are necessary for certain of these controls to operate effectively.

Risks related to the notes

The notes are subordinated in right of payment to our senior debt and effectively subordinated in right of payment to our secured debt and any liabilities of our subsidiaries.

The notes will rank junior in right of payment to all our current and existing senior debt, including our senior secured credit facilities, and will effectively rank junior in right of payment to any of our secured debt, to the extent of the value of the assets securing that debt. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured debt will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. In addition, the notes will be subordinated in right of payment to all our existing and future senior indebtedness and structurally junior in right of payment to the liabilities of our subsidiaries. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of June 4, 2007, we had approximately $106.7 million of total debt outstanding, including approximately $45.8 million of senior indebtedness under our senior secured credit facilities, approximately $49.0 million of other secured indebtedness and approximately $12.0 million of other indebtedness. We intend to apply the net proceeds from this offering to repay our 8.32% senior secured notes due 2009 and borrowings under our senior secured revolving credit facility.

The notes are obligations of Trex Company, Inc. only and not of any of our subsidiaries.

The notes are obligations exclusively of Trex Company, Inc. and are not guaranteed by any of our operating subsidiaries. Substantially all of our operations are currently conducted through Trex Company, Inc. Trex Company, Inc. currently has only two subsidiaries, which do not hold a material portion of our consolidated assets. In the future, however, a substantial portion of our operations may be conducted through, and a substantial portion of our consolidated assets may held by, our subsidiaries. In such event, our ability to service our debt, including the notes, will depend on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and will be subject to other business considerations.

We may not have sufficient cash flow from our business to service our substantial indebtedness.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to all of the risks of our business, some of which involve factors beyond our control. Our business may not generate, and at times in the past has not generated, cash flow from operations sufficient to service our indebtedness and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring indebtedness or obtaining additional equity capital on terms that may be burdensome to our company or highly dilutive to our stockholders. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on advantageous terms, which could result in a default on our debt obligations.

Despite our substantial indebtedness, we may incur additional indebtedness, including senior debt, which would increase the risks described above.

We expect to incur additional indebtedness, including senior debt, in the future. The indenture for the notes does not prohibit us from incurring additional indebtedness. Upon the closing of this offering, our senior secured revolving credit facility will be modified to provide us with a total available principal amount of $70 million from December 1 through May 31 of each year and $40 million from June 1 through November 30 of each year, subject to borrowing base requirements and financial and restrictive covenants. Any future borrowings we make under our senior secured revolving credit facility will be senior in right of payment to the notes. In addition, the indenture allows us to incur additional indebtedness that may be senior in right of payment to the notes, including a replacement of our existing senior secured revolving credit facility, and allows our subsidiaries to incur indebtedness that would be structurally senior in right of payment to the notes. If new indebtedness is added to our current debt levels or the debt levels of our subsidiaries, the risks related to our ability to service that indebtedness and its impact on our operations that we now face could increase.

A change in control or fundamental change may adversely affect us or the notes.

Our senior secured credit facilities provide that specified change in control events with respect to us will constitute a default. Future indebtedness we incur may limit our ability to repurchase the notes upon a fundamental change or require us to offer to redeem that future indebtedness upon a fundamental change. If you or other investors in our notes exercise the repurchase right following a fundamental change, such an action may cause a default under that indebtedness, even if the fundamental change itself does not cause a default, due to the financial effect of such a repurchase on us. Moreover, if a fundamental change event occurs, we may not have sufficient funds to repurchase all of the notes.

In some circumstances, the fundamental change provisions, including the provisions requiring an increase in the conversion rate for conversions in connection with specified fundamental changes, may make more difficult or discourage a takeover of our company that may be beneficial to the interests of our stockholders.

We may not have sufficient cash to repurchase the notes at the holder’s option upon a fundamental change or to pay the cash payable upon a conversion.

Upon a fundamental change, subject to specified conditions, we will be required to make an offer to repurchase for cash all outstanding notes at 100% of their principal amount plus accrued and unpaid interest up to but not including the date of repurchase. In addition, upon a conversion, we will be required to make a cash payment of up to $1,000 for each $1,000 in principal amount of notes converted. However, we may not have sufficient available cash or be able to obtain financing at the time we are required to repurchase tendered notes or settle converted notes. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture or to pay any cash payable on a conversion of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could lead to a default under other existing and future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversion of the notes.

Our senior secured revolving credit facility may limit our ability to use facility borrowings to pay any cash amount upon the conversion of the notes.

Our existing senior secured revolving credit facility may limit our ability to use borrowings under that credit facility to pay any cash payable on a conversion of the notes and will prohibit us from making any cash payments on the conversion of the notes if a default or an event of default has occurred under that facility. Any new credit facility that we may enter into may have similar restrictions. Our failure to make cash payments upon the conversion of the notes as required under the terms of the notes would permit holders of the notes to accelerate the obligations under the notes. Such an event, however, would constitute an event of default under our revolving credit facility and likely would constitute an event of default under any future credit facility or other indebtedness, which would prohibit us in that instance from making any payments upon acceleration of the notes.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely affect the trading price of the notes.

The issuance and sales by us of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock. In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon conversion of the notes and pursuant to outstanding and future awards under our stock incentive plans. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock.

Volatility in the market price and trading volume of our common stock could result in a lower trading price than your conversion or purchase price and could adversely affect the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that often have not been directly related to the operating performance of companies. Further, because of the small size of the public “float” of our common stock, a relatively small number of our shares traded in any one day could have a significant effect on the market price of our common stock. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section and elsewhere in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock likely would adversely affect the trading price of the notes. The price of our common stock also could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. Any hedging or arbitrage activity, in turn, could affect the trading prices of the notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to the common stock.

Holders of notes will not be entitled to any rights with respect to our common stock, including voting rights and rights to receive any dividends or other distributions on our common stock, but will be subject to all changes affecting the common stock. Holders of notes will be entitled to the rights afforded our common stock only if and when our common stock is delivered to them upon the conversion of their notes.

As a result of the conditional conversion feature of the notes, you may not be able to convert your notes prior to April 1, 2012.

Before the close of business on the business day immediately preceding April 1, 2012, the notes will be convertible into cash and shares of our common stock only if specified conditions are met. If the conditions for conversion are not met, you will not be able to convert your notes before that date and you may not be able to receive the value of the cash and common stock into which the notes otherwise would be convertible.

Upon conversion of the notes, you will receive only cash in settlement of the principal amount and may not receive any shares of our common stock.

Generally, we will satisfy our conversion obligation to holders by paying only cash in settlement of the lesser of the principal amount and the conversion value of the notes and by delivering shares of our common stock in settlement of the conversion obligation in excess of the principal amount of the notes. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock. In addition, because settlement of a conversion of notes may be in cash and shares of our common stock, if any, delivery of any such cash or shares of our common stock will be delayed until the third business day following the last day of the related observation period, which will be the 44th trading day following the related conversion date for conversions prior to April 1, 2012. You will not be paid interest or otherwise compensated for any lost time value of money as a result of this delay, and the value of the common stock you receive upon conversion will be subject to declines in the market price of our common stock during the settlement period. Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline, or not appreciate as much as you had expected, between the day that you exercise your conversion right and the end of the period of 40 trading days during which the daily conversion values of your notes are determined.

Our failure to convert the notes into cash or a combination of cash and common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, because of a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions, including any restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to protect holders of the notes in the event of a fundamental change involving Trex Company, Inc. except to the limited extent described in this prospectus supplement.

The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of the transaction.

If a specified corporate transaction that constitutes a fundamental change occurs before the maturity of the notes, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with the transaction. The increase in the conversion rate will be determined based on the date on which the transaction becomes effective and the price paid per share of our common stock in such transaction. The adjustment to the conversion rate for notes converted in connection with the transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price paid for our common stock in the transaction is greater than $             per share or less than $            , in each case subject to adjustment, no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed              per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate. Our obligation to increase the conversion rate in connection with a specified corporate transaction could be considered a penalty, in which case the enforceability of this obligation would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for specified events, including the issuance of stock dividends on our common stock, the issuance of specified rights or warrants, subdivisions and combinations of capital stock, distributions of capital stock, indebtedness or assets, the payment of cash dividends, and some issuer tender or exchange offers. The conversion rate will not be adjusted for other events, however, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. The fundamental change provisions, however, will not afford protection to holders of notes in the event of some transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise have a negative impact on our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

An active trading market for the notes may not develop.

Before this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. The underwriters, however, may cease their market-making at any time without notice. The liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activities will be subject to limits imposed by the U.S. federal securities laws. As a result, an active trading market may not develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

If Moody’s Investors Service, Standard & Poor’s or another rating service were to rate the notes and subsequently lower its rating on the notes below the initial rating or otherwise announce its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be deemed in some situations to have received a taxable distribution on your notes.

You may be deemed in some situations to have received a distribution subject to U.S. federal income tax as a dividend without the receipt of any cash in the event of a taxable dividend distribution to holders of common stock or in some other situations requiring a conversion rate adjustment. An increase in the conversion rate upon some fundamental changes would be treated as a distribution to U.S. holders, as defined in this prospectus supplement. For non-U.S. holders, this deemed distribution may be subject to U.S. federal withholding requirements.

Risks related to our common stock

The volatility of our common stock prices may affect the price at which you could sell your common stock.

The market price for our common stock has varied between a high of $29.16 in June 2006 and a low of $19.41 in May 2007 during the twelve month period ended May 31, 2007. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the factors discussed in “—Risks relating to our business.” The broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance, and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

In the past, following periods of volatility in the market price of our stock, we have been the subject of securities class action litigation. If we became involved in additional securities class action litigation in the future, we could incur substantial costs and our management’s attention and resources could be diverted from operating our business.

In addition, the sale of substantial amounts of our common stock could adversely affect its price. As of March 31, 2007, we had outstanding awards under our equity incentive plans representing the right to acquire approximately 1,403,000 shares of our common stock (of which approximately 693,000 were exercisable as of that date) and a total of approximately 418,000 shares of our common stock reserved for issuance in connection with future awards under such plans. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

We have never paid cash dividends and do not anticipate paying any dividends on our common stock in the future.

We currently intend to retain any earnings to finance our operations and growth. The terms and conditions of our senior secured credit facilities restrict cash payments and cash distributions on our common stock. Accordingly, any return on an investment in our common stock will depend on the market price of the common stock, which is subject to the risks described above.

Provisions in our charter and bylaws and in Delaware law could discourage takeover attempts we oppose even if our stockholders might benefit from a change in control of Trex Company, Inc.

Provisions in our charter and bylaws and in Delaware law may make it difficult and expensive for a third party to pursue a takeover attempt we oppose even if a change in control of Trex Company, Inc. would be beneficial to the interests of our stockholders. The charter and bylaw provisions include a requirement that our board of directors be divided into three classes, with approximately one-third of the directors to be elected each year. This classification of directors makes it more difficult for an acquirer or for other stockholders to change the composition of the board of directors. In addition, our board of directors has the authority to issue up to 3,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of each series without stockholder approval. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of Trex Company, Inc., or otherwise could adversely affect the market price of our common stock. Further, we are subject to section 203 of the Delaware General Corporation Law. This section generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, or with their affiliates, unless our directors or stockholders approve the business combination in the manner prescribed by Delaware General Corporation Law.

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference contain forward-looking statements regarding future events and our future results that are based on current expectations, estimates, forecasts and projections about the industry in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future operating performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking. Our forward-looking statements are subject to risks and uncertainties that could cause our actual operating results to differ materially from those expressed or implied in these statements. Such risks and uncertainties include those discussed in the “Risk factors” section of this prospectus supplement and in the documents we incorporate by reference in the accompanying prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. Except as may be required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Use of proceeds

The net proceeds of this offering are estimated to be approximately $81.6 million ($91.3 million if the underwriters exercise their over-allotment option in full), after deducting estimated underwriters’ discounts and commissions and estimated offering expenses. We will use the net proceeds of this offering to repay the following senior secured indebtedness:

•	$24 million principal amount of our 8.32% senior secured notes due June 19, 2009; and

•	borrowings outstanding under our senior secured revolving credit facility, which totaled approximately $45.8 million as of June 4, 2007.

Our senior secured notes, which are held by institutional investors, accrue interest at an annual rate of 8.32%. We are required to make principal payments of $8.0 million in each of June 2007, 2008 and 2009 to repay in full the outstanding principal amount of the senior secured notes. We expect to use approximately $25.7 million of the net offering proceeds to pay the principal, accrued and unpaid interest, and make-whole premium payable under the senior secured notes.

We have used borrowings under our senior secured revolving credit facility within the past year primarily to fund working capital and capital expenditures. Amounts outstanding under our senior secured revolving credit facility accrue interest, payable monthly, at annual rates equal to the specified London Interbank Offered Rate, or LIBOR, plus specified margins in a range of 1.25% to 2.75%, which are determined based on our ratio of senior debt to EBITDA, as computed under the credit agreement. Following amendment of the facility upon the closing of this offering, the facility will mature on June 30, 2010. For additional information about our senior secured revolving credit facility and our other indebtedness, see “Description of certain indebtedness.”

We will use any net offering proceeds remaining after the payment of the foregoing indebtedness for working capital and other general corporate purposes, which may include the repayment of other indebtedness.

Capitalization

The following table sets forth, as of March 31, 2007, cash and cash equivalents and our capitalization:

•	on an actual basis;

•	on a pro forma basis solely to give effect to the reduction in borrowings outstanding under our senior secured revolving credit facility as of June 4, 2007; and

•

on a pro forma as adjusted basis to give effect to the sale of notes offered by us in this offering, after deducting estimated underwriters’ discounts and commissions and estimated offering expenses, and the application of the net proceeds to repay a portion of our senior secured indebtedness in the manner described under “Use of proceeds” in this prospectus supplement.

You should read this table in conjunction with our consolidated financial statements and the notes related to those financial statements incorporated by reference herein.

	As of March 31, 2007
	Actual	Pro forma	Pro forma as adjusted

	(in thousands)
Cash and cash equivalents	$886	$886	$11,063

Total debt and other obligations:
Senior secured revolving credit facility	$78,385	$45,758	$—
8.32% senior secured notes due June 19, 2009	24,000	24,000	—
Variable rate promissory note	25,000	25,000	25,000
Notes offered hereby	—	—	85,000
Other long-term debt	11,231	11,231	11,231
Debt-related derivatives	742	742	742

Stockholders’ equity:
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 15,091,254 shares issued and outstanding at March 31, 2007	151	151	151
Additional paid-in capital	63,641	63,641	63,641
Accumulated other comprehensive loss	(467)	(467)	(467)
Retained earnings	107,547	107,547	106,730

Total stockholders’ equity	$170,872	$170,872	170,055

Total capitalization	$310,230	$277,645	$292,028

Ratio of earnings to fixed charges

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated.

Year ended December 31,					Three months ended March 31,
2002	2003	2004	2005(1)	2006	2007

3.56	5.68	7.14	—	1.18	2.96

(1)	There were insufficient earnings available to cover fixed charges for 2005. As a result, the ratio of earnings to fixed charges was less than 1.0 for this period. The deficiency of earnings to fixed charges for 2005 was $2.0 million.

We compute our ratio of earnings to fixed charges by dividing pre-tax income (loss) from continuing operations, before adjustment for income or loss from equity investees, plus fixed charges and less capitalized interest, by fixed charges. Fixed charges consist of interest expense, including interest expense from amortized premiums, discounts and capitalized expenses related to indebtedness, and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases, which we estimate to be one-third of such payments. On a pro forma basis, after giving effect to the completion of this offering and the application of the proceeds as described under “Use of proceeds” as if the notes were issued on January 1, 2006, our ratio of earnings to fixed charges for the fiscal year ended December 31, 2006 would be             , and our ratio of earnings to fixed charges for the three months ended March 31, 2007 would be                         .

Price range and dividend history of our common stock

Our common stock has been listed on the New York Stock Exchange under the symbol “TWP” since April 1999. The table below shows the reported high and low sales prices of our common stock for the periods presented as reported by the New York Stock Exchange:

	High	Low

2007
First quarter	$27.70	21.13
Second quarter (through June 8, 2007)	22.40	19.20

2006
First quarter	$32.10	$24.17
Second quarter	31.41	24.79
Third quarter	28.35	23.64
Fourth quarter	26.42	20.52

2005
First quarter	$52.31	$44.20
Second quarter	44.62	24.75
Third quarter	29.70	23.10
Fourth quarter	29.48	20.02

As of May 29, 2007, there were approximately 225 holders of record of our common stock.

We never paid cash dividends on our common stock. We intend to retain future earnings, if any, to finance the development and expansion of our business and, therefore, do not anticipate paying any cash dividends on the common stock in the foreseeable future. Under the terms of the agreement governing our senior secured credit facilities, we may not pay cash dividends in any fiscal year in an amount that exceeds 50% of our consolidated net income, as calculated in accordance with our credit agreement, reported for the preceding fiscal year.

Description of certain indebtedness

We intend to repay a portion of our outstanding senior indebtedness from the proceeds of this offering. See “Use of proceeds” and “Capitalization” in this prospectus supplement for information about our proposed use of the net offering proceeds. The following summarizes the principal terms of the indebtedness that will remain outstanding after our debt repayment. Some of the terms described below will be contained in amendments to our current debt agreements that will become effective as of the closing of this offering.

Trex Company, Inc. is the borrower under the following loans:

•

Senior Secured Revolving Credit Facility.    Our revolving credit facility has a total available principal amount of $70 million from December 1 through May 31 of each year and $40 million from June 1 through November 30 of each year, subject to a borrowing base that consists of specified receivables and inventory. We are permitted to use the revolving credit facility for working capital, capital expenditures and general corporate purposes. A portion of the facility is available for the issuance of letters of credit to support our operating requirements. This facility is secured by a first-priority security interest in our receivables and inventory and the proceeds thereof. Amounts outstanding under the facility accrue interest, payable monthly, at annual rates equal to the specified LIBOR rate plus specified margins in a range of 1.25% to 2.75%, which are determined based on our ratio of senior debt to EBITDA, as computed under the credit agreement. The revolving credit facility will mature on June 30, 2010.

•

Variable Rate Promissory Note and Reimbursement Agreement.    We are the obligor under a $25 million note that evidences a borrowing of the proceeds from the sale of variable rate demand environmental improvement revenue bonds issued by the Mississippi Business Finance Corporation in the original principal amount of $25 million. We used the proceeds of this loan to finance the acquisition of our facility in Olive Branch, Mississippi. Under our loan agreement with the bond issuer, we are obligated to make payments sufficient to pay the principal of, premium, if any, and interest on the bonds when due. Our obligation to make these payments will be satisfied to the extent of payments made to the trustee of the bonds under a letter of credit opened for our account in the amount of approximately $25.3 million. We are obligated under a reimbursement agreement to reimburse the letter of credit bank for drawings made under the letter of credit and to make other specified payments. Our obligations under the reimbursement agreement are secured by a first-priority lien on our Olive Branch facility. Interest on the bonds is paid each month at a variable rate established on a weekly basis. We use interest rate swap agreements to manage our exposure to fluctuations in interest rates on $20 million in principal of this loan. Under such agreements, we currently pay interest on $10 million of principal of this loan at an annual effective rate of 3.12% and interest on another $10 million of principal at an annual effective rate of 2.95%. The bonds are special, limited obligations of the issuer and, unless sooner paid pursuant to redemption or another specified principal payment event, will mature on December 1, 2029.

•	Senior Secured Term Loan Facility. We are the borrower under three term loans in the aggregate outstanding principal amount of approximately $6.8 million as of the closing of this offering. We used the proceeds of these loans, which were extended under the same credit facility agreement as our revolving credit facility, to refinance our manufacturing facility located in Winchester, Virginia. These loans are secured by a first-priority lien on the Winchester facility. The loans accrue interest at annual rates equal to the specified LIBOR rate plus specified margins in a range of 1.50% to 3.00%, which are determined based on our ratio of senior debt to EBITDA, as computed under the credit facility agreement. Under an interest rate swap agreement, we currently pay interest on these loans at an annual effective rate of 9.69%. The loans require monthly payments of principal and interest. The unpaid balance of all such loans will be payable in full on the maturity date of September 30, 2011. We generally may prepay these term loans without penalty or premium.

•

Non-Facility Term Loan.    We are the borrower under a term loan in the outstanding principal amount of approximately $4.3 million as of the closing of this offering. We used the proceeds of this loan, which is not part of our term loan facility, to refinance our manufacturing facility located in Fernley, Nevada. Our obligations under the loan are secured by a first-priority lien on the Fernley facility. This loan accrues interest at a specified LIBOR rate plus 1.0%. Under an interest rate swap agreement, we currently pay interest on this loan at an annual effective rate of 7.90%. The loan requires monthly payments of principal and interest. The unpaid balance of the loan will be payable in full on the maturity date of September 30, 2014. We generally may prepay this loan without penalty or premium.

The credit agreements with respect to the loans and the reimbursement agreement described above contain customary representations and warranties by Trex Company, as well as customary events of default. The agreements require us to comply with affirmative and negative covenants customarily applicable to senior secured loans, including covenants restricting our ability, subject to negotiated exceptions, to incur additional indebtedness and additional liens on our assets, engage in mergers or acquisitions or dispose of assets, pay dividends or make other distributions, enter into transactions with affiliated persons, make investments, and change the nature of our business.

Under the revolving credit facility agreement and the reimbursement agreement described above, we are required to satisfy the following financial covenants:

•

our ratio of senior debt to EBITDA (as defined for purposes of such agreements) may not be greater than 3.25 to 1.00 through March 31, 2008, and thereafter may not be greater than (a) 2.50 to 1.00 for any measurement period ending June 30 or September 30, and (b) 3.00 to 1.00 for any measurement period ending December 31 or March 31;

•

our ratio of total consolidated debt to total consolidated capitalization (as defined for purposes of such agreements) as of any time of measurement may not be greater than 60% through March 31, 2008 and thereafter may not be greater than (a) 50% as of any time of measurement during the calendar quarters ending June 30 and September 30, and (b) 60% as of any time of measurement during the calendar quarters ending December 31 and March 31;

•

our ratio of EBITDA to fixed charges (as defined for purposes of such agreements) may not be less than (a) 1.25 to 1.00 for any measurement period through March 31, 2008, and (b) 1.40 to 1.00 for any measurement period thereafter; and

•

we must maintain consolidated tangible net worth (as defined for purposes of such loan agreements) at all times of not less than the sum of (a) $100 million, (b) 75% of the net proceeds of specified stock issuances, and (c) 50% of consolidated net income (as defined for purposes of such loan agreements) after June 30, 2004 (taken as one accounting period) but excluding any quarter in which consolidated net income is negative.

In addition to the foregoing, under the non-facility term loan agreement, (a) our ratio of total consolidated debt to consolidated capitalization (as defined for purposes of such loan agreement) may not be greater than 0.60 to 1.0 at any time of measurement, and (b) our ratio of consolidated income available for fixed charges (EBITDA) divided by interest charges and lease charges (as defined for purposes of such loan agreement) may not be less than 2.5 to 1.0 at any time of measurement.

Description of notes

We will issue the notes under an indenture to be dated as of June     , 2007, which we refer to as the indenture, between us and The Bank of New York, as trustee, as supplemented by a supplemental indenture to be dated as of June     , 2007 between us and the trustee. Initially, the trustee will also act as paying agent and conversion agent for the notes. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

You may request a copy of the indenture from us as described in the accompanying prospectus under “Where to Find Additional Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of some of the terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Trex Company, Inc. and not our subsidiaries.

General

The notes

•	will be general unsecured, senior subordinated obligations of the Company;

•	will initially be limited to an aggregate principal amount of $85,000,000, or $95,000,000 if the underwriters’ over-allotment option is exercised in full;

•	will bear cash interest from June , 2007 at an annual rate of %, payable on January 1 and July 1 of each year, beginning January 1, 2008;

•	will mature on July 1, 2012 unless earlier converted or repurchased;

•	will be issued in denominations of $1,000 and multiples of $1,000; and

•

will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form, as discussed under “—Book-entry, settlement and clearance.”

Subject to fulfillment of specified conditions and during the periods described below, the notes may be converted into cash and shares of our common stock, if any, initially at a conversion rate of          shares of common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $         per share of common stock. The conversion rate is subject to adjustment if specified events occur. Upon conversion of a note, we will pay cash and shares of common stock, if any, based upon a daily conversion value calculated on a proportionate basis for each trading day in the applicable 40 trading-day observation period as described below under “—Conversion rights—Payment upon conversion.” You will not receive any separate cash payment for interest accrued and unpaid to the conversion date except under the limited circumstances described below. Our delivery to you of cash or a combination of cash and stock upon conversion of a note will be deemed to satisfy in full our obligation to pay the principal of such note and any accrued and unpaid interest thereon.

The indenture does not limit the amount of indebtedness which may be issued or incurred by the Company or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental change permits holders to require us to purchase notes” and “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the Company’s credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect the holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for U.S. federal income tax purposes.

We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay principal of certificated notes at the office or agency designated by the Company for that purpose. We have initially designated The Bank of New York as our paying agent and registrar and as the place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest on certificated notes will be payable (1) to holders having notes with an aggregate principal amount of $1,000,000 or less, by check mailed to the holders of these notes and (2) to holders having notes with an aggregate principal amount of more than $1,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States. Such an application will remain in effect until the holder notifies the registrar in writing to the contrary.

We will pay principal of and interest on notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note surrendered for conversion. The registered holder of a note will be treated as the owner of the note for all purposes.

Interest

The notes will bear interest at a rate of         % per year until maturity. Interest on the notes will accrue from June     , 2007, or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on January 1 and July 1 of each year, beginning January 1, 2008. We may pay additional interest if we fail to file specified documents or reports with the SEC under the circumstances described under “—Events of default.”

Interest will be paid to the person in whose name a note is registered at the close of business on December 15 or June 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date of a note, other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change, falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date or earlier required repurchase date upon a fundamental change would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date or earlier required repurchase date upon a fundamental change to such next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

Ranking

The notes will be general unsecured, senior subordinated obligations of the Company ranking equally in right of payment with all existing and future senior subordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The notes will rank junior in right of payment to all existing and future senior indebtedness and effectively rank junior in right of payment to all existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness of the Company. In addition, the notes will effectively rank junior in right of payment to the liabilities, including trade payables, of the Company’s subsidiaries.

As of March 31, 2007, after giving effect to the amount of borrowings outstanding under our senior secured credit facility as of June 4, 2007 and the sale of $85,000,000 principal amount of notes and application of the net offering proceeds, we and our subsidiaries had $37.0 million of long-term debt on a consolidated basis which would rank senior in right of payment to the notes. See “Description of certain indebtedness” for information about our other indebtedness.

Conversion rights

General

Prior to the close of business on the business day immediately preceding April 1, 2012, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition” and “—Conversion upon specified corporate transactions.” On or after April 1, 2012, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the third business day immediately preceding the maturity date.

The conversion rate will initially be              shares of common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $             per share of common stock. Upon conversion of a note, we will pay cash and deliver shares of our common stock, if any, based on a daily conversion value, as defined below, calculated on a proportionate basis for each trading day of the 40 trading-day observation period, as defined below, all as set forth below under “—Payment upon conversion.” The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus supplement as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase election made by that holder.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP, as defined under “—Payment upon conversion,” of the common stock on the last day of the observation period, as defined under “—Payment upon conversion.” Our delivery to you of cash or a combination of cash and the full number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive payment in cash of the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the notes so converted, except that no such payment need be made:

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date;

•	for conversions on or following April 1, 2012; or

•	to the extent of any overdue interest, if any overdue interest is due or owing at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion into cash and shares of our common stock, if any, under the following circumstances:

Conversion upon satisfaction of sale price condition

Prior to the close of business on the business day immediately preceding April 1, 2012, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after September 30, 2007, if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded.

If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (1) trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, in the principal other market on which our common stock is then traded and (2) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock, or other security for which a closing sale price must be determined, is not so listed or quoted, “trading day” means a “business day.”

Conversion upon satisfaction of trading price condition

Prior to the close of business on the business day immediately preceding April 1, 2012, a holder of notes may surrender its notes for conversion during the five business day period after any 10 consecutive trading-day period, which we refer to as the “measurement period,” in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 original principal amount of the notes obtained by the bid solicitation agent, which will initially be the trustee, for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, except that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such a determination. We shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. If we do not so instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price on each day we fail to do so.

Conversion upon specified corporate transactions

Certain distributions

If we elect to

•

issue to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading-day period ending on the business day preceding the announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the business day preceding the declaration date for such distribution, we must notify the holders of the notes at least 45 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. However, a holder may not exercise this right to convert if such holder may participate in the issuance or distribution on the same terms as holders of our common stock, as a result of holding the notes, without conversion of the notes. The “ex-dividend date” is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

Certain corporate events

If we are party to a transaction described in clause (2) (without giving effect to the proviso in clause (2)) of the definition of fundamental change (without giving effect to the paragraph following that definition), we must notify holders of the notes at least 45 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until 15 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, the related fundamental change purchase date).

In addition, you may surrender all or a portion of your notes for conversion if a fundamental change of the type described in clauses (1) and (4) of the definition of fundamental change occurs. In such event, you may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is 30 calendar days after the actual effective date of such transaction or, if later, until the related fundamental change purchase date.

Conversions on or after April 1, 2012

On or after April 1, 2012, holders may convert each of their notes at any time prior to the close of business on the third business day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a purchase notice as described under “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment upon conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 trading days during the observation period.

The “daily settlement amount,” for each of the 40 trading days during the observation period, shall consist of:

•	cash equal to the lesser of (1) one-fortieth of $1,000 and (2) the daily conversion value for such trading day; and

•

to the extent the daily conversion value exceeds one-fortieth of $1,000, a number of shares equal to (1) the difference between the daily conversion value and one-fortieth of $1,000, divided by (2) the daily VWAP for such day.

The “daily conversion value” means, for each of the 40 consecutive trading days during the observation period, one-fortieth of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such day.

The “daily VWAP” means, for each of the 40 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “TWP.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).

The “observation period” with respect to any note means:

•	for notes with a conversion date on or after April 1, 2012, the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day prior to the maturity date; and

•	in all other instances, the 40 consecutive trading days beginning on, and including, the second scheduled trading day following the conversion date.

For the purposes of determining payment upon conversion only, “trading day” means a day on which (1) there is no market disruption event (as defined below) and (2) trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, in the principal other market on which our common stock is then traded. If our common stock (or other security for which a daily VWAP must be determined) is not so listed or quoted, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary U.S. national securities exchange or market on which our common stock is listed or admitted to trading.

For the purposes of determining payment upon conversion, “market disruption event” means (1) a failure by the primary U.S. national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. New York City time on any trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the observation period.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount, based upon the daily VWAP for the final trading day of the applicable observation period.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.

(1) If we exclusively issue shares of our common stock as a dividend or distribution on all shares of our common stock, or if we effect a stock split or other share subdivision or reverse stock split or other share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	OS’
OS0

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution, or the effective date of such share subdivision or share combination, as applicable

CR’ = the conversion rate in effect immediately after such ex-dividend date or effective date

OS0 = the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date

OS’ = the number of shares of our common stock outstanding immediately after such dividend, distribution, stock split or other share subdivision or reverse stock split or other share combination

(2) If we issue to all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’ = CR0 x	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such issuance

CR’ = the conversion rate in effect immediately after such ex-dividend date

OS0 = the number of shares of our common stock outstanding immediately after such ex-dividend date

X = the total number of shares of our common stock issuable pursuant to such rights or warrants

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the business day immediately preceding the date of announcement of the issuance of such rights or warrants

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all holders of our common stock, excluding

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 – FMV

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR’ = the conversion rate in effect immediately after such ex-dividend date

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the business day immediately preceding the ex-dividend date for such distribution

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date of the spin-off will be increased based on the following formula:

CR’ = CR0 x	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the 10th trading day immediately following the effective date of the adjustment

CR’ = the conversion rate in effect immediately after the 10th trading day immediately following the effective date of the adjustment

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off

The adjustment to the conversion rate under the preceding paragraph will occur on the 10th trading day after the effective date of the spin-off, except that in respect of any conversion within the 10 trading days following the effective date of any spin-off, references in this clause (3) to “10 trading days” shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

(4) If any cash dividend or cash distribution is made to all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 – C

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR’ = the conversion rate in effect immediately after the ex-dividend date for such distribution

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution

C = the amount in cash per share we distribute to holders of our common stock

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0 x	AC + (SP’ x OS’)
OS0 x SP’

where,

CR0 = the conversion rate in effect on the date on which the tender or exchange offer expires

CR’ = the conversion rate in effect on the day next succeeding the date on which the tender or exchange offer expires

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer

OS0 = the number of shares of our common stock outstanding immediately prior to the date on which such tender or exchange offer expires

OS’ = the number of shares of our common stock outstanding immediately after the date on which such tender or exchange offer expires

SP’ = the last reported sale price on the trading day next succeeding the date on which such tender or exchange offer expires

The adjustment to the conversion rate under the preceding paragraph will occur on the 10th trading day after and including the trading day next succeeding the date such tender or exchange offer expires, except that in respect of any conversion within the 10 trading days beginning on the trading day next succeeding the date on which the tender or exchange offer expires, references within this clause (5) to “10 trading days” shall be deemed replaced with such lesser number of trading days as have elapsed between the trading day next succeeding the date on which the tender or exchange offer expires and the conversion date in determining the applicable conversion rate.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be.

If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made, other than as a result of a reverse stock split or other share combination in accordance with clause (1) above.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

We are permitted, but not required, to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We are also permitted, but are not required, to increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares of our common stock or rights to acquire shares of our common stock or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. federal income tax considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Prior to any such separation of the rights from our common stock, holders of notes will be deemed to have participated, as a result of holding the notes, in any distribution of rights under a rights plan without having to convert their notes.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options, stock appreciation rights, stock units, performance shares or other rights to purchase or otherwise acquire shares of our common stock pursuant to any present or future employee, director or consultant benefit, stock incentive or compensatory plan, program, contract or arrangement of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock;

•	for accumulated and unpaid dividends or distributions;

•	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock;

•	for accrued and unpaid interest; or

•

for the avoidance of doubt, for (i) the issuance of common stock or other capital stock by us (other than to all holders of our common stock) or (ii) the payment of cash by us upon conversion or repurchase of notes.

Except as described above in this section, we will not adjust the conversion rate.

Recapitalizations, reclassifications and changes of our common stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a stock split or other subdivision of our common stock or a reverse stock split or other combination of our common stock), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of us and our subsidiaries substantially as an entirety to another person, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, capital stock (of Trex Company, Inc. or another issuer), other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of capital stock (of Trex Company, Inc. or another issuer), other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election, as determined by our board of directors. However, at and after the effective time of the transaction, the amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash, and the daily conversion value will be calculated based on the value of the reference property. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of average prices

Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustment to shares delivered upon conversion upon certain fundamental changes

If you elect to convert your notes as described above under “—Conversion upon specified corporate transactions—Certain corporate events,” and the corporate transaction constitutes a fundamental change described in clause (1) or (2) (without giving effect to the proviso in clause (2)) of such term (as defined under “—Fundamental change permits holders to require us to purchase notes”), the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion will be deemed to have occurred in connection with such fundamental change only if such notes are surrendered for conversion at a time when the notes would be convertible in light of the expected or actual occurrence of a fundamental change and notwithstanding the fact that a note may then be convertible because another condition to conversion has been satisfied.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective, which we refer to as the “effective date,” and the “stock price” paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) (without giving effect to the proviso in clause (2)) of the definition thereof, and holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below, which are the column headers, will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the hypothetical stock price, the effective date and the number of additional shares to be added to the conversion rate per $1,000 principal amount of notes:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$

July 1, 2007
July 1, 2008
July 1, 2009
July 1, 2010
July 1, 2011
July 1, 2012

The actual stock prices and effective dates may not be set forth in the table above, in which case:

•

if the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is greater than $ per share (subject to adjustment), no additional shares will be added to the conversion rate; and

•	if the stock price is less than $ per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed                    per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion rate adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability of this obligation would be subject to general principles of reasonableness and equitable remedies.

Fundamental change permits holders to require us to purchase notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us that is no later than the 30th calendar day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our voting securities representing more than 50% of the voting power of our voting securities;

(2) consummation of any share exchange, consolidation or merger of us (excluding a merger solely for the purpose of changing our jurisdiction of incorporation) pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our voting securities immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of voting securities of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock into which the notes may be converted) ceases to be listed on a national securities exchange.

A fundamental change will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a national securities exchange or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

For purposes of clause (1) above, “voting securities” means any of our capital stock of any class or kind ordinarily having the power to vote for the election of our directors.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date, which may be no earlier than 15 days and no later than 30 days after the date of such notice;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver prior to 10:00 a.m., New York City time, on or before the business day immediately preceding the fundamental change purchase date the notes to be purchased, duly endorsed for transfer, together with a written notice of your intent to exercise your repurchase right, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof, provided that the remaining principal amount of notes is in an authorized denomination; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 10:00 a.m., New York City time, on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

•	the name of the holder;

•	the principal amount of the withdrawn notes, which must be an integral multiple of $1,000;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, the information required to comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice, which must be an integral multiple of $1,000.

We will be required to purchase the notes on the fundamental change purchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes, on the business day following the fundamental change purchase date, then, effective on the fundamental change purchase date:

•	the notes will cease to be outstanding and interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest upon delivery or transfer of the notes.

The foregoing will apply whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default under the notes, other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under New York law, which is the law governing the indenture and the notes. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to the notes” under the caption “We may not have sufficient cash to repurchase the notes at the holder’s option upon a fundamental change or to pay the cash payable upon conversion.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting the holders of such indebtedness to accelerate the payment thereof or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates. We will not be required to make an offer to purchase the notes upon a fundamental change if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the indenture applicable to an offer by us to purchase the notes upon a fundamental change and such third party purchases all notes validly tendered and not withdrawn upon such offer.

We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable.

Consolidation, merger and sale of assets

The indenture provides that the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to, another person, unless (1) the resulting, surviving or transferee person (if not the Company) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such entity (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes and the indenture and (2) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture.

Although these types of transactions are permitted under the indenture, some of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Subordination of the notes

The payment of the principal of, and the cash portion of the conversion obligation and any interest amount on, the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness of the Company. The notes will rank pari passu in right of payment with all of our other senior subordinated indebtedness of the Company and senior in right of payment to all of our subordinated indebtedness of the Company.

If we dissolve, wind up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If payment of the notes is accelerated because of an event of default under the indenture, we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the holders of the notes. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

We may not make any payment on the notes or purchase or otherwise acquire the notes if:

•	a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

•

any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from the persons permitted to give such notice under the indenture.

We are required to resume payments on the notes:

•	in case of a payment default of designated senior indebtedness, on the date on which such default is cured or waived or ceases to exist, and

•

in case of a nonpayment default of designated senior indebtedness, on the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

No new period of payment blockage may be commenced for a default unless:

•	365 days have elapsed since our receipt of the prior payment blockage notice, and

•	all scheduled payments on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

In the future, although not currently, a substantial portion of our consolidated operations may be conducted through our subsidiaries. In such an event, our cash flow and our ability to service our debt, including the notes, would depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual or statutory restrictions.

In the future, although not currently, a substantial portion of our consolidated assets may be held by our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior in right of payment to indebtedness held by us.

As of March 31, 2007, on a pro forma basis after giving effect to the amount of borrowings outstanding under our senior secured credit facility as of June 4, 2007 and the sale of $85,000,000 principal amount of notes and application of the net offering proceeds, we and our subsidiaries had $37.0 million of long-term debt on a consolidated basis which would rank senior to the notes.

Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness, including additional senior indebtedness, and other liabilities.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior in right of payment to the claims of the holders of the notes.

“Designated senior indebtedness” means the indebtedness under our existing senior secured revolving credit facility, our existing term loan facility, our existing non-facility term loan and our existing variable rate promissory note and reimbursement agreement (all as described under “Description of certain indebtedness” and as the same may be further increased or otherwise amended after this offering), and any other senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is “designated senior indebtedness” for purposes of the indenture, except that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness.

“Indebtedness” means:

(1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of the Company or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3) all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(4) all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

(5) all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(6) all of our direct or indirect guarantees or similar agreements by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5) above; and

(7) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6) above.

“Senior indebtedness” means the principal of, and premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of the Company, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

(1) indebtedness that expressly provides that such indebtedness (a) shall not be senior in right of payment to the notes, (b) shall be equal or junior in right of payment to the notes, or (c) shall be junior in right of payment to any of our other indebtedness;

(2) any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to our majority-owned subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary; and

(3) indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business.

“Senior subordinated indebtedness” means, with respect to us, the notes and any other indebtedness of ours that specifically provides that such indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any indebtedness or other obligations of ours that is not senior indebtedness.

“Subordinated indebtedness” means, with respect to us, any indebtedness of ours that specifically provides that such indebtedness is subordinated in right of payment to the notes.

We will not incur, directly or indirectly, or otherwise become liable for any indebtedness which is subordinated or junior in right of payment to any senior indebtedness unless such indebtedness is senior subordinated indebtedness or is subordinated indebtedness. This covenant will not limit our ability to incur secured or unsecured senior indebtedness.

Events of default

Each of the following is an event of default:

(1) default in any payment of interest on any note when due and payable, which default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase as a result of a fundamental change, upon acceleration or otherwise (other than a default specified in clause (3) below);

(3) failure by the Company to deliver when due all cash and any shares of common stock in accordance with the indenture upon exercise of a holder’s conversion right, which failure continues for a period of 15 days;

(4) failure by the Company to give a fundamental change notice as described under “—Conversion upon specified corporate transactions” within the time required to provide such notice;

(5) failure by the Company to comply with its obligations under “—Consolidation, merger and sale of assets”;

(6) failure by the Company for 90 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received by the Company to comply with any of its other agreements contained in the notes or indenture;

(7) default under any agreement or other instrument under which the Company or any majority-owned subsidiary then has outstanding indebtedness for money borrowed in excess of $25,000,000 in the aggregate of the Company and/or any majority-owned subsidiary, whether such indebtedness now exists or shall hereafter be created (but excluding intercompany indebtedness), and either (a) such default results from the failure to pay any such indebtedness at its stated final maturity or (b) such default has caused the holder of such indebtedness to declare such indebtedness to be due and payable prior to its stated final maturity, unless within 30 days after receipt by the Company of written notice of default given to the Company from the trustee or the holders of at least 25% in principal amount of the notes then outstanding, the defaulted payment referred to in clause (a) above shall have been made, waived or extended or the default referred to in clause (a) shall have been cured, or the acceleration of indebtedness referred to in clause (b) above shall have been rescinded, stayed or annulled or such indebtedness shall have been repaid in full;

(8) certain events of bankruptcy, insolvency, or reorganization relating to the Company or any significant subsidiary; and

(9) a final judgment for the payment of money in the amount of $10,000,000 or more (excluding any amounts covered by insurance) rendered against the Company or any significant subsidiary, which judgment is not paid, discharged, rescinded, stayed or annulled within 60 days after (a) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (b) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture for the notes provides that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 60 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes equal to             % of the principal amount of the notes. Unless provided otherwise herein, additional interest will be treated as interest on the notes for all purposes. If we so elect, such additional interest will be payable on all outstanding notes on or before the date on which such event of default first occurs. On the 60th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 60th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. If we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as described above. To elect to pay the additional interest as the sole remedy during the first 60 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must (1) notify all holders of notes and the trustee and paying agent of such election and (2) pay such additional interest on or before the close of business on the date on which such event of default occurs. Upon our failure to timely give such notice or pay the additional interest, the notes will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to specified restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Modification and amendment

Subject to specified exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to specified exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment or waiver;

(2) reduce the rate of or extend the stated time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money other than that stated in the note;

(7) impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(8) modify the foregoing amendment provisions or waiver provisions relating to past defaults, except to increase the percentage of the principal amount of notes whose holders are required to consent to an amendment or waiver or to provide that certain other provisions of the indenture may not be modified or waived without the consent of each holder of an outstanding note.

Without the consent of any holder, the Company and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) add guarantees with respect to the notes;

(5) secure the notes;

(6) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(7) increase the conversion rate in accordance with the terms of the notes;

(8) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

(9) to make any change that does not adversely affect the rights of the holders of the notes in any material respect; provided that any such action to conform the terms of the indenture to the description of notes contained in this prospectus supplement shall not be deemed to be adverse to the holders of notes.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

The Bank of New York is the trustee, securities registrar, paying agent and conversion agent. The Bank of New York, in each of its capacities, including its capacities as trustee, securities registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We may engage in banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the “global notes.” Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as “DTC participants,” or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; and clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies, who clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest.

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•

we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures (DTC having advised that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global notes at the request of each DTC participant); or

•	an event of default in respect of the notes has occurred and is continuing, and the trustee has received a request from DTC.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon request of a DTC participant by written notice given to the trustee by or on behalf of DTC in accordance with customary procedures of DTC.

Certain U.S. federal income tax considerations

The following is a summary of certain material U.S. federal income tax considerations of the ownership and disposition of notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the Internal Revenue Code of 1986, or the Code, applicable regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a beneficial owner who purchases the note on original issuance at the first price at which a substantial portion of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price.” This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes or shares of our common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders, as defined below, whose “functional currency” is not the U.S. dollar;

•	tax consequences to entities treated as partnerships for U.S. federal income tax purposes and investors therein;

•	tax consequences to certain former citizens or residents of the United States;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds notes or shares of common stock, the tax treatment of a partner or member will generally depend upon the status of the partner or member and the activities of the entity. If you are a partner or member in such an entity holding the notes or shares of common stock, you should consult your tax advisers.

If you are considering the purchase of notes, you should consult your tax advisers concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner of notes or shares of common stock received upon conversion of the notes (other than an entity that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. Non-U.S. holders should consult their tax advisers to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Each person considering an investment in the notes should seek advice based on such person’s particular circumstances from an independent tax adviser.

Consequences to U.S. holders

Payment of interest.    It is anticipated, and this discussion assumes, that the issue price of the notes will equal their principal amount. In that case, interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes. If, however, the issue price of the notes is less than the principal amount and the difference is more than a de minimis amount (as set forth in the applicable Treasury Regulations), a U.S. holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant-yield method.

Additional interest.    If we fail to file specified documents or reports with the SEC we may pay additional interest in the manner described under “Description of notes—Events of Default.” In general, when the amount or timing of any additional payments on a debt instrument is contingent, the debt instrument could be subject to special rules that apply to contingent payment debt instruments. Although it is not free from doubt, we intend to take the position for U.S. federal income tax purposes that the possibility of such payments should not cause the notes to be subject to the special rules applicable to contingent payment debt instruments and, accordingly, that any such payments of interest should be taxable to you as ordinary interest income when received or accrued, in accordance with your usual method of tax accounting. This position is based in part on our belief that as of the date of issuance of the notes, the possibility that such additional payments will be made is “remote” within the meaning of applicable Treasury Regulations. Except as otherwise specifically discussed herein, the remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Sale, redemption or other taxable disposition of notes.    Except as provided below under “—Consequences to U.S. holders—Conversion of notes,” a U.S. holder will generally recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest, which will be taxable as such) upon the sale, redemption or other taxable disposition and the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, this capital gain or loss will be long-term capital gain or loss. Otherwise, this capital gain or loss will be short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of notes.    Upon conversion of the notes, we may deliver solely cash, or a combination of cash and shares of our common stock, as described above under “Description of notes—Conversion rights—Payment upon conversion.”

In the event that we deliver solely cash upon such a conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under "—Consequences to U.S. holders—Sale, redemption or other taxable disposition of notes"). In the event that we deliver common stock and cash upon such a conversion, the U.S. federal income tax treatment of the conversion is uncertain. U.S. holders should consult their tax advisers regarding the consequences of such a conversion. It is possible that the conversion may be treated as a recapitalization or as a partially taxable exchange, as discussed below.

Treatment as a recapitalization.    If a U.S. holder converts a note and receives a combination of common stock and cash, we intend to take the position that the conversion will be treated as a recapitalization for U.S. federal income tax purposes, although the tax treatment is uncertain. Assuming such treatment, a U.S. holder will recognize capital gain, but not loss, equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such as described under “—Consequences to U.S. holders—Payment of interest” above) over the holder’s adjusted tax basis in the note, but in no event will the capital gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

A U.S. holder’s tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received.

The receipt of cash in lieu of a fractional share will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. holder’s tax basis in the fractional share). A U.S. holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Any capital gain recognized by U.S. holders upon conversion will be long-term capital gain if at the time of conversion the notes have been held for more than one year. Long-term capital gains recognized by non-corporate U.S. holders will be subject to reduced tax rates. A U.S. holder’s holding period for common stock received upon conversion will include the period during which such holder held the notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after receipt.

Alternative treatment as part conversion and part redemption.    If the conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received would generally be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “—Consequences to U.S. holders—Sale, redemption or other taxable disposition of notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received would be treated as having been received upon a conversion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In this case, the U.S. holder’s tax basis in the note would generally be allocated pro rata among the common stock received (other than common stock received with respect to accrued interest), the fractional share that is treated as sold for cash and the cash. The holding period for the common stock received in the conversion would include the holding period for the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after receipt.

Distributions.    If a U.S. holder receives shares of our common stock upon a conversion of the notes, distributions made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. With respect to dividends received by non-corporate U.S. holders, for taxable years beginning before January 1, 2011, such dividends may be taxed at the lower applicable long-term capital gains rates, if certain holding period requirements are satisfied. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive distributions.    The conversion rate of the notes will be adjusted in certain circumstances, as described in “Description of notes—Conversion rights—Conversion rate adjustments.” Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and adjustments to the conversion rate upon a make-whole change in control) may not qualify as being pursuant to a bona fide reasonable adjustment formula, in which case a U.S. holder generally will be deemed to have received a distribution even if the U.S. holder has not received any cash or property as a result of such adjustment. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the description above under “—Consequences to U.S. holders—Distributions.” It is not clear whether a constructive dividend deemed paid to a U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable backup withholding could be satisfied, backup withholding on a constructive distribution may be withheld from subsequent payments of cash and common stock made on the notes (or, in certain circumstances, against any payments on the common stock). See “—Consequences to U.S. holders—Information reporting and backup withholding” below for additional information.

Sale, certain redemptions or other taxable dispositions of common stock.    Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon such taxable disposition and (2) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding.    Information reporting requirements generally will apply to interest on the notes and dividends on shares of common stock and the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is furnished timely to the IRS.

Consequences to non-U.S. holders

Payments of interest.    The 30% U.S. federal withholding tax will not apply to any payment of interest to a non-U.S. holder provided that:

•

interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment);

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•	(1) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (2) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then, although the non-U.S. holder will be exempt from the 30% withholding tax (provided the requirement to deliver an IRS Form W-8ECI, as discussed above, is satisfied), the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and constructive distributions.    Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, as discussed under “—Consequences to U.S. holders—Constructive distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax (if an IRS Form W-8ECI is provided), but instead are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty). Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Because a constructive dividend deemed received by a non-U.S. holder of a note would not give rise to any cash from which any applicable withholding tax could be satisfied, withholding tax on a constructive distribution may be withheld from subsequent payments of cash and common stock made on the notes (or, in certain circumstances, against payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, certain redemptions, conversion or other taxable dispositions of notes or shares of common stock.    Gain realized by a non-U.S. holder on the sale, certain redemptions or other taxable disposition of common stock or a note, including upon the conversion of a note into cash or into a combination of cash and stock, will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the five-year period ending on the date of disposition of the notes or common stock, as the case may be; provided, generally, that as long as our common stock is regularly traded on an established securities market, only non-U.S. holders (1) who have held more than 5% of such class of stock at any time during such five-year or shorter period, (2) who have acquired notes with an aggregate value greater than 5% of such class of stock or (3) in the event that the notes become “regularly traded” under the applicable rules, who have held more than 5% of the notes at any time during such five-year or shorter period would be subject to taxation under this rule. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

If a non-U.S. holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption, conversion or other taxable disposition in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it may be subject to the branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty). If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. Any common stock that a non-U.S. holder receives on the conversion of a note that is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Consequences to non-U.S. holders—Payments of interest.”

Information reporting and backup withholding.    Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “—Consequences to non-U.S. holders—Payments of interest” has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability if the required information is furnished timely to the IRS.

Underwriting

J.P. Morgan Securities Inc. is acting as book running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters.

Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the principal amount of the notes listed next to its name in the following table:

Underwriter	Principal Amount

J.P. Morgan Securities Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, Inc

Total	$85,000,000

The underwriting agreement provides that the obligations of the underwriters are subject to the satisfaction of certain conditions. The underwriters are committed to purchase all the notes offered by us if they purchase any notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the notes directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of             % of the principal amount of the notes. Any such dealers may resell notes to certain other brokers or dealers at a discount of up to             % of the principal amount of the notes. After the initial public offering of the notes, the offering price and other selling terms may be changed by the underwriters. Sales of the notes made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to $10,000,000 principal amount of notes from us to cover sales of notes by the underwriters which exceed the number of notes specified in the table above. Any exercise of this over-allotment option must be closed within 30 days from the date of the first issuance of the notes. If any notes are purchased with this over-allotment option, the underwriters will purchase notes in approximately the same proportion as shown in the table above. If any additional notes are purchased, the underwriters will offer the additional notes on the same terms as those on which the notes are being offered.

The underwriting fee is equal to the public offering price of the notes less the amount paid by the underwriters to us for the notes. The underwriting fee is             % of the principal amount of the notes. The following table shows the total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	Without over- allotment exercise	With full over- allotment exercise

Per $1,000 principal amount	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $500,000.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of notes to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that for a period of 90 days after the date of this prospectus supplement, we will not

(1)	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock,

(2)	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, or

(3)	file with the Commission a registration statement under the Securities Act, other than a registration statement on Form S-8, relating to any additional shares of our common stock or securities convertible into or exchangeable for any shares of our common stock, or publicly disclose the intention to effect any transaction described in clause (1), (2) or (3) above whether any such transaction described in clause (1) or (2) is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc. The foregoing restrictions will not apply to

(A)	the sale of the notes in this offering and the issuance by us of our common stock upon conversion of the notes described herein or

(B)	the grant or issuance by us of any stock options, stock appreciation rights, restricted shares, performance shares or any and all other awards that are authorized under our employee or director stock, bonus or compensation plans existing on the date of this prospectus supplement, or the issuance by us of any shares of our common stock upon the exercise, conversion, vesting or settlement of any such security outstanding on the date of this prospectus supplement.

Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless J.P. Morgan Securities Inc. waives such extension.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc.,

(1)	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the Commission and securities which may be issued upon exercise of a stock option, warrant or other right) or

(2)	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described in clause (1) or clause (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The foregoing restrictions to which our directors and executive officers are subject will not apply to transfers of common stock

(A)	to us,

(B)	as a bona fide gift,

(C)	as dispositions, other than dispositions for value, that are made exclusively between and among the immediate family members of such directors or executive officers or to any settlement or trust established under the laws of any country for the benefit of the director or executive officer or an immediate family members of the director or executive officer,

(D)	after the death of a director or executive officer, pursuant to will or laws of intestate succession, and

(E)	in the case of an executive officer, after the termination of the employment relationship between us and such officer.

In the event of any such transfer, the transferee will be required to enter into a lock-up agreement covering the remainder of the 90-day period and no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with any such transfer.

In addition, our directors and executive officers have agreed that, without the prior written consent of J.P. Morgan Securities Inc., they will not, during the period ending 90 days after the date of this prospectus supplement, make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless J.P. Morgan Securities Inc. waives such extension.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling notes in the open market for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress. These stabilizing transactions may include making short sales of the notes, which involves the sale by the underwriters of a greater number of notes than they are required to purchase in this offering, and purchasing notes on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing notes in the open market. In making this determination, the underwriters will consider, among other things, the price of notes available for purchase in the open market compared to the price at which the underwriters may purchase notes through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase notes in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Exchange Act of 1934, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the notes, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase notes in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those notes as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes, and, as a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Affiliates of BB&T Capital Markets are lenders under our senior secured credit facilities, including our senior secured revolving credit facility. We intend to use a portion of the proceeds from the sale of the notes to repay indebtedness owed by us to affiliates of the underwriters who are lenders under our senior secured revolving credit facility. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

We intend to use more than 10% of the net proceeds from the sale of the notes to repay indebtedness owed by us to certain affiliates of the underwriters who are lenders under our senior secured revolving credit facility. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(h) of the Conduct Rules of the National Association of

Securities Dealers, Inc. This rule provides generally that if more than 10% of the net proceeds from the sale of debt securities, not including underwriting compensation, is paid to the underwriters of such debt securities or their affiliates, the yield on the debt securities may not be lower than that recommended by a “qualified independent underwriter” meeting certain standards. Accordingly, J.P. Morgan Securities Inc. is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The yield on the notes, when sold to the public at the public offering price set forth on the cover page of this prospectus supplement, is no lower than that recommended by J.P. Morgan Securities Inc.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

Legal matters

The validity of the securities offered by means of this prospectus supplement and the accompanying prospectus will be passed upon for us by Hogan & Hartson LLP, McLean, Virginia. Davis Polk & Wardwell, New York, New York, will pass upon certain legal matters for the underwriters.

Experts

The consolidated financial statements of Trex Company, Inc. included in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2006, and the Company management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon (which conclude, among other things, that the Company did not maintain effective internal control over financial reporting as of December 31, 2006, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weaknesses described therein), included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$100,000,000

TREX COMPANY, INC.

Debt Securities, Common Stock, Preferred Stock,

Depositary Shares, Warrants and Rights

We may offer, from time to time, one or more series or classes of:

•	Debt Securities

•	Common Stock

•	Preferred Stock

•	Depositary Shares

•	Warrants

•	Rights

This prospectus relates to the offer and sale from time to time by Trex Company, Inc. of debt securities, Common Stock, Preferred Stock, either separately or represented by depositary shares, warrants to purchase debt securities, Preferred Stock, depositary shares or Common Stock, and rights to purchase shares of Common Stock. We refer to our debt securities, Common Stock, Preferred Stock, depository shares, warrants and rights collectively as the “securities.”

This prospectus describes some of the general terms that may apply to the securities. Each time that securities are offered and sold using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement also may add or update information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

The securities may be offered and sold to or through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis. See “Plan of Distribution.”

Our Common Stock is listed on the New York Stock Exchange under the symbol “TWP.”

Investing in our securities involves risks. See the section entitled “ Risk Factors,” beginning on page 13 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated herein by reference, for risks relating to an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 6, 2007.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, Trex Company, Inc., which we generally refer to as “we,” “us” or the “Company” in this prospectus, may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.

i

SUMMARY

We are the country’s largest manufacturer of wood/plastic composite decking and railing products, which are marketed under the brand name Trex®. Our products provide the attractive appearance and the workability of wood without many of wood’s on-going maintenance requirements and functional disadvantages. We use a proprietary manufacturing process supported by patented technology that combines waste wood fibers and reclaimed polyethylene. Our products are used primarily for residential and commercial decking and railing. In 2007, we introduced a wood/plastic composite fencing product. We promote Trex products among consumers, home builders and contractors as a premium alternative to wood products. Our net sales increased to $337 million in 2006 from $117 million in 2001.

Our business strategy is to convert the demand for wood decking, railing and fencing products into a demand for Trex products. Industry studies indicate that we have the leading market share of the wood/plastic composite segment of the decking and railing market. We estimate that wood/plastic composites and plastic accounted for approximately 19% of 2005 decking and railing sales, as measured by wholesale market value. We emphasize the development and promotion of Trex as the premium outdoor-living brand and focus our sales efforts on the professionally-installed and “do-it-yourself” market segments.

At March 31, 2007, we sold our products through 19 wholesale companies operating from approximately 90 distribution locations, which in turn sold our products to approximately 3,545 retail dealers across the United States and Canada. We began selling our products through Home Depot stores in June 2004 and in Lowe’s stores in the first quarter of 2007. At March 31, 2007, certain Trex products were stocked at approximately 1,100 Home Depot stores and at over 1,100 Lowe’s stores, and substantially all of our products were available by special order through our existing distribution channels in all Home Depot and Lowe’s stores.

Trex Company, Inc. was incorporated in Delaware in September 1998 for the purpose of acquiring 100% of the membership interests and operating the business of our predecessor, TREX Company, LLC. In April 1999, in connection with the initial public offering of our common stock, we completed a reorganization in which TREX Company, LLC became our wholly-owned subsidiary. Effective on December 31, 2002, TREX Company, LLC merged into Trex Company, Inc. We maintain our principal executive offices at 160 Exeter Drive, Winchester, Virginia 22603-8605, and our telephone number at that address is (540) 542-6300.

RISK FACTORS

Before deciding to invest in our securities, you should consider carefully the discussion of risks and uncertainties affecting us and our securities incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the other information contained or incorporated by reference in this prospectus, and the information contained in any applicable prospectus supplement. As a result of these risks and uncertainties, our business, financial condition and results of operations could be materially and adversely affected, and the value of our securities could decline. The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and our actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences include the risks identified in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in other reports we file with the SEC or in other documents that we publicly disseminate from time to time. We undertake no obligation to update or revise publicly these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from sales of securities by us for general corporate purposes. If net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement will describe the relevant terms of the indebtedness to be repaid.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated.

Year Ended December 31,					Three Months Ended March 31,
2002	2003	2004	2005(1)	2006	2007
3.56	5.68	7.14	—	1.18	2.96

(1)	There were insufficient earnings available to cover fixed charges for 2005. As a result, the ratio of earnings to fixed charges was less than 1.0 for this period. The deficiency of earnings to fixed charges for 2005 was $2.0 million.

We compute our ratio of earnings to fixed charges by dividing pre-tax income (loss) from continuing operations, before adjustment for income or loss from equity investees, plus fixed charges and less capitalized interest, by fixed charges. Fixed charges consist of interest expense, including interest expense from amortized premiums, discounts and capitalized expenses related to indebtedness, and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases, which we estimate to be one-third of such payments.

DESCRIPTION OF SECURITIES WE MAY OFFER

Debt Securities

The following description sets forth certain general provisions of the debt securities that may be offered by means of this prospectus. The particular terms of the debt securities being offered and the extent to which the general provisions described below apply will be described in a prospectus supplement relating to the debt securities.

Any senior debt securities offered by means of this prospectus will be issued under a senior debt securities indenture, as amended or supplemented from time to time, which we refer to as the “Senior Debt Securities Indenture,” between the Company and The Bank of New York, as trustee, or such other trustee as may be appointed by the Company. Any subordinated debt securities offered by means of this prospectus will be issued under a separate subordinated debt securities indenture, as amended or supplemented from time to time, which we refer to as the “Subordinated Debt Securities Indenture,” between the Company and The Bank of New York, as trustee, or such other trustee as may be appointed by the Company. The Senior Debt Securities Indenture and the Subordinated Debt Securities Indenture are referred to in this prospectus individually as the “Indenture” and collectively as the “Indentures.” A form of the Senior Debt Securities Indenture and a form of the Subordinated Debt Securities Indenture have been filed as exhibits to the Registration Statement of which this prospectus is a part and will be available for inspection at the corporate trust office of the trustee or as described below under “Where to Find Additional Information.”

The Indentures are and will be subject to and governed by the Trust Indenture Act of 1939, as amended. The description of the Indentures set forth below assumes that the Company has entered into both of the Indentures. The Company will execute and deliver one or both of the Indentures when and if it issues debt securities. The statements made in this prospectus relating to the Indentures and the debt securities to be issued under the Indentures are summaries of some provisions of the Indentures and such debt securities. The summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such debt securities. Unless otherwise specified, capitalized terms used but not defined in this prospectus have the meanings set forth in the Indentures.

General

The debt securities offered by means of this prospectus will be direct, unsecured obligations of the Company. Senior debt securities will rank equally in right of payment with other senior and unsubordinated debt of the Company that may be outstanding from time to time, and will rank senior in right of payment to all subordinated debt securities of the Company that may be outstanding from time to time. Subordinated debt securities will be subordinated in right of payment to the prior payment in full of the senior debt of the Company, as described under “—Subordination” below.

Each Indenture provides that debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by one or more resolutions of the Board of Directors of the Company or as established in one or more indentures supplemental to the Indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

Each Indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of debt securities. Any trustee under either Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee will be appointed by the Company, by or pursuant to a resolution adopted by the Board of Directors, to act with respect to such series. If two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other trustee thereunder, and, except as otherwise indicated herein or therein, any action described to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the Indenture.

The supplement to this prospectus relating to the series of debt securities being offered will contain information on the specific terms of such debt securities, including:

(1)	the title of such series of debt securities;

(2)	the classification of such debt securities as senior debt securities or subordinated debt securities;

(3)	the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

(4)	the percentage of the principal amount of such debt securities that will be issued and, if other than the entire principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount thereof that is convertible in accordance with the provisions of the applicable Indenture, or the method by which such portion shall be determined;

(5)	the terms and conditions, if any, upon which such debt securities may be convertible into or exchangeable for other securities of the Company and the terms and conditions upon which such conversion or exchange will be effected, including, without limitation, whether such debt securities are convertible into or exchangeable for Common Stock or other capital stock of the Company, the initial conversion price or rate (or manner of calculation thereof), the portion that is convertible or exchangeable or the method by which any such portion shall be determined, the conversion period, provisions as to whether conversion or exchange will be at the option of the holders or the Company, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such debt securities;

(6)	the date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

(7)	the rate or rates, or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

(8)	the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the date or dates on which any such interest will be payable, the regular record dates for the interest payment dates, or the method by which the regular record dates are to be determined, the person to whom such interest will be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(9)	the place or places other than or in addition to the Borough of Manhattan, New York City, where the principal of (and premium, if any) and interest and any additional amounts related to specified taxes imposed on the holders of such debt securities, or Additional Amounts, on such debt securities will be payable, where such debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such debt securities and the applicable Indenture may be served;

(10)	the date or dates on which, or period or periods within which, the price or prices at which, the currency in which, and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

(11)	the obligation, if any, of the Company to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the date or dates on which, or period or periods within which, the price or prices at which, the currency or currencies in which, and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

(12)	if other than U.S. dollars, the foreign currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(13)	whether the amount of payments of principal of (and premium, if any) or interest on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on one or more currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined;

(14)	whether such debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

(15)	any deletions from, modifications of or addition to the events of default or covenants of the Company with respect to such debt securities, whether or not such events of default or covenants are consistent with the events of default or covenants set forth in the applicable Indenture;

(16)	whether the principal of (and premium, if any) or interest or Additional Amounts, if any, on such debt securities are to be payable, at the election of the Company or a holder, in one or more currencies other than that in which such debt securities are payable in the absence of the making of such an election, the date or dates on which, or period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such debt securities are payable in the absence of the making of such an election and the currency or currencies in which such debt securities are to be payable upon the making of such an election;

(17)	whether such debt securities will be issued in certificated or book-entry form and if in certificated form, the form and/or terms of the certificates or other documents and the other conditions to be satisfied;

(18)	whether such debt securities will be in registered or bearer form, or both, the terms, if any, on which securities in registered form and in bearer form may be exchanged for each other, and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

(19)	the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable Indenture, and any provisions in modification of, in addition to or in lieu of such provisions;

(20)	if such debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered;

(21)	whether and to what extent such debt securities will be guaranteed by a guarantor and the identity of such guarantor;

(22)	provisions, if any, granting special rights to the holders of such debt securities upon the occurrence of such events as may be specified;

(23)	whether and under what circumstances the Company will pay Additional Amounts as contemplated in the applicable Indenture on such debt securities to any holder thereof who is not a U.S. person and, if so, whether the Company will have the option to redeem such debt securities in lieu of making such payment and the terms of any such option;

(24)	the name of the applicable trustee and the address of its corporate trust office and, if other than the trustee, the name of each security registrar and paying agent;

(25)	the date as of which any debt securities in bearer form and any temporary global security shall be dated if other than the date of original issuance; and

(26)	any other terms of such debt securities not inconsistent with the provisions of the applicable Indenture.

Debt securities offered by means of this prospectus may be original issue discount securities, in that they provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. If they are original issue discount securities, the special U.S. federal income tax, accounting and other considerations applicable to such securities will be described in the applicable prospectus supplement.

Neither Indenture contains any other provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control of the Company.

The rights of the Company and its creditors, including holders of debt securities offered by means of this prospectus, to participate in the assets of the Company’s subsidiaries upon the liquidation or recapitalization of such subsidiaries or otherwise will be subject to the prior claims of such subsidiaries’ respective secured and unsecured creditors (except to the extent that claims of the Company itself as a creditor may be recognized).

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series offered by means of this prospectus in registered form will be issuable in denominations of $1,000 and integral multiples thereof and in bearer form will be issuable in denominations of $5,000, except that securities issued in global form may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest and any Additional Amounts on any series of debt securities offered by means of this prospectus will be payable at the office or agency designated by the Company in accordance with the Indenture. Unless otherwise specified in the applicable prospectus supplement, payment of interest on any such series of debt securities to the holders thereof on any regular record date will be made (1) to each person entitled thereto having an aggregate principal amount of debt securities of $1,000,000 or less, by check mailed to the address of such person as it appears in the security register and (2) to each person entitled thereto having an aggregate principal amount of debt securities of more than $1,000,000, either by check mailed to such person or, upon application by any such person to the security registrar not later than the applicable record date, by wire transfer in immediately available funds to such person’s account within the United States. Such an application will remain in effect until such person notifies the security registrar in writing to the contrary. In the case of any securities issued in bearer form, payment of interest may be made, at the Company’s option, by transfer to an account maintained by the payee with a bank located outside the United States.

Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest and any Additional Amounts on any debt securities in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee will be payable to DTC or its nominee as the registered holder thereof.

Unless otherwise specified in the applicable prospectus supplement, any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security offered by means of this prospectus, or “Defaulted Interest,” will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such debt security is registered at the close of business on a special record date, which we refer to as the “Special Record Date,” for the payment of such Defaulted Interest to be fixed by the applicable trustee, notice whereof shall be given to the holder of such debt security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series offered by means of this prospectus will be exchangeable for other debt securities in registered form of the same series and of a like aggregate principal amount and tenor of any authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable trustee or at an office or agency established by the Company in accordance with the Indenture. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series offered by means of this prospectus may be surrendered for registration of transfer thereof at the corporate trust office of the trustee or other office or agency referred to above. Every debt security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities (other than specified exchanges not involving a transfer), but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the trustee) initially designated by the Company with respect to any series of debt securities, the

Company at any time may rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company at any time may designate additional transfer agents with respect to any series of debt securities offered by means of this prospectus.

The Company may change the paying agent or security registrar under either Indenture without prior notice to the holders of the series of debt securities outstanding thereunder, and also may act as the paying agent and security registrar for such series.

Neither the Company nor the trustee for any series of debt securities offered by means of this prospectus will be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption (or, in the case of bearer securities, the date of first publication of such notice);

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part;

•	exchange debt securities in bearer form selected for redemption except for an exchange for any debt security that is registered in the security register of that series and of like tenor; or

•

issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Certain Covenants

Existence.  Except as described under “—Consolidation, Merger and Sale of Assets” below, the Company and each guarantor, if any, of the debt securities is required to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises, except that neither the Company nor any such guarantor is obligated to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities issued under the Indenture.

Maintenance of Properties.  The Company will cause, and will cause each of its subsidiaries to cause, all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except that the Company and any subsidiary may discontinue the operation and maintenance of any such properties if it determines that the discontinuance thereof is no longer desirable in the conduct of its business and is not disadvantageous in any material respect to the holders of the debt securities issued under the Indenture.

Insurance.  The Company will, and will cause each of its subsidiaries to, keep all of its insurable properties adequately insured against loss or damage with insurers of recognized responsibility in commercially reasonable amounts and types.

Payment of Taxes and Other Claims.  The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all material taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary, and (2) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary, unless such lien would not have a material adverse effort upon such property, except that the Company will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (a) whose amount, applicability or validity is being contested in good faith by appropriate proceedings or (b) for which the Company has set apart and maintains an adequate reserve.

Delivery of SEC and Other Reports to the Trustee.  The Company will ensure delivery to the trustee within 15 calendar days after it files annual and quarterly reports, information, documents and other reports with the SEC, copies of such reports and information, documents and other reports which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If the Company at any time is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it will continue to provide the trustee with reports containing substantially the same information as the Company would have been required to file with the SEC if the Company had continued to have been subject to such reporting requirements. In such event, the Company will provide the trustee with such reports at the times at which the Company would have been required to provide the reports if it had continued to have been subject to such reporting requirements.

Additional Covenants.  Any additional material covenants of the Company contained in an Indenture for a series of debt securities offered by means of this prospectus, or any deletions from or modifications of the covenants described above, will be described in the prospectus supplement relating to such series.

Consolidation, Merger and Sale of Assets

Each Indenture provides that the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, another person, unless (1) the resulting, surviving or transferee person (if not the Company) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such entity (if not the Company) expressly assumes by supplemental indenture, executed and delivered to the trustee in form reasonably satisfactory to the trustee, all of the obligations of the Company under the applicable series of debt securities and such Indenture and (2) immediately after giving effect to such transaction, no default has occurred and is continuing under such Indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and shall be substituted for, and may exercise every right and power of, the Company under the applicable Indenture.

Events of Default, Notice and Waiver

Each Indenture provides that the following events are “Events of Default” with respect to any series of debt securities issued thereunder:

(1)	default in any payment of interest on, or any Additional Amounts payable in respect of, any debt security of such series when due and payable, which default continues for a period of 30 days;

(2)	default in the payment of the principal amount of (or premium, if any, on) any debt security of such series when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(3)	failure by the Company to comply with its obligations under “—Consolidation, Merger and Sale of Assets”;

(4)	failure by the Company for 90 days after written notice from the trustee or the holders of at least 25% in principal amount of such series of debt securities then outstanding has been received by the Company to comply with any of its other agreements contained in the applicable Indenture;

(5)	default under any agreement or other instrument under which the Company or any majority-owned subsidiary then has outstanding indebtedness for money borrowed in excess of $25,000,000 in the aggregate for the Company and/or any majority-owned subsidiary, whether such indebtedness now exists or shall hereafter be created (but excluding intercompany indebtedness), and either (a) such default results from the failure to pay any such indebtedness at its stated final maturity or (b) such default has caused the holder of such indebtedness to declare such indebtedness to be due and payable prior to its stated final maturity, unless within 30 days after receipt by the Company of written notice of default given to the Company by the trustee or the holders of at least 25% in principal amount of such series of debt securities then outstanding, the defaulted payment referred to in clause (a) above shall have been made, waived or extended or the default referred to in clause (a) shall have been cured, or the acceleration of indebtedness referred to in clause (b) above shall have been rescinded, stayed or annulled or such indebtedness shall have been repaid in full;

(6)	certain events of bankruptcy, insolvency, or reorganization relating to the Company or any Significant Subsidiary of the Company or any guarantor of any debt security of such series;

(7)	if any debt security of such series shall be convertible into Common Stock or other capital stock of the Company, a default in such conversion, which default continues for a period of 15 days;

(8)	a guarantee, if any, of any debt security of such series ceases to be, or is asserted in writing by the Company or any guarantor not to be, in full force or effect or enforceable in accordance with its terms; and

(9)	a final judgment for the payment of money in the amount of $10,000,000 or more (excluding any amounts covered by insurance) rendered against the Company or any Significant Subsidiary of the Company, which judgment is not paid, discharged, rescinded, stayed or annulled within 60 days after (a) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (b) the date on which all rights to appeal thereof have been extinguished.

The term “Significant Subsidiary” means each significant subsidiary of the Company as defined in Regulation S-X promulgated under the Securities Act.

The prospectus supplement relating to a particular series of debt securities may contain information relating to deletions from, modifications of or additions to this list of events of default.

If an Event of Default under either Indenture with respect to debt securities of any series offered by means of this prospectus at the time outstanding, other than an Event of Default specified in clause (6) above, occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the outstanding debt securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable trustee if given by the holders), and upon any such declaration such principal or specified portion thereof shall become immediately due and payable. If an Event of Default specified in clause (6) above occurs, all unpaid principal of and accrued interest on the outstanding debt securities of that series (or such lesser amount as may be provided for in the debt securities of such series) shall ipso facto become and be immediately due and payable without any declaration or other act on the party of the trustee or any holder of any debt security of that series. At any time after such a declaration of acceleration with respect to debt securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series may rescind and annul such declaration and its consequences if (1) the Company shall have paid or deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest, and any Additional Amounts, on the debt securities of such series, plus certain fees, expenses, disbursements and advances of the trustee and (2) all Events of Default, other than the non-payment of principal (or premium, if any) or interest on debt securities of such series, have been cured or waived as provided in the applicable Indenture. Each Indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to such series and its consequences, except a default (a) in the payment of the principal of (or premium, if any) or interest or any Additional Amounts on any debt security of such series, (b) in the conversion or exchange of the debt securities in accordance with their terms or (c) in respect of a covenant or provision contained in the applicable Indenture that may not be modified or amended without the consent of the holders of all outstanding debt securities affected thereby.

Each trustee is required to give notice to the holders of debt securities within 90 days of a default under the applicable Indenture, except that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest or any Additional Amounts on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of the trustee consider in good faith such withholding to be in the interest of such holders.

Each Indenture provides that no holders of debt securities of any series offered by means of this prospectus may institute any proceedings, judicial or otherwise, with respect to the applicable Indenture or for any remedy thereunder, except in the case of failure of the trustee thereunder, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series (and no direction inconsistent with such written request has been given to the trustee by holders of a majority in principal amount of the outstanding debt securities of that series), as well as an offer of indemnity reasonably satisfactory to it. This provision, however, will not prevent any holder of such debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on, and any Additional Amounts payable with respect to, such debt securities at the respective due dates thereof or for the enforcement of any conversion right in such debt securities.

Subject to provisions in each Indenture relating to its duties in case of default, each trustee is under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any holders of any series of debt securities offered by means of this prospectus then outstanding under such Indenture, unless such holders shall have offered to the applicable trustee reasonable security or indemnity satisfactory to the trustee. The holders of not less than a majority in principal amount of the applicable outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. The trustee, however, may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining in such direction.

Within 120 days after the close of each fiscal year, the Company and each guarantor, if any, of any series of debt securities offered by means of a prospectus supplement must deliver to each trustee a certificate, signed by one of several specified officers, as to such officer’s knowledge of its compliance with all conditions and covenants of the applicable Indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status thereof.

Modification of the Indentures

Subject to specified exceptions, each Indenture and any series of debt securities outstanding under such Indenture may be amended by a supplemental indenture with the consent of the holders of at least a majority in principal amount of such outstanding series of debt securities (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of debt securities) and, subject to specified exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of at least a majority in principal amount of such outstanding series of debt securities. However, without the consent of each holder of an outstanding debt security of such series affected thereby, no amendment may, among other things:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the stated time for payment of interest on any debt security;

•	reduce the principal amount of, or extend the stated maturity of, any debt security;

•	make any change that adversely affects the conversion rights, if any, of any debt security;

•	make any debt security payable in money other than that stated in such debt security;

•

impair the right of any holder to receive payment of principal (and premium, if any) and interest on, or any Additional Amounts payable with respect to, such holder’s debt security on or after the due dates thereof or to institute suit for the enforcement of any payment on or with respect to such holder’s debt security; or

•

modify the foregoing amendment provisions or the provisions relating to waivers of past defaults, except to increase the percentage of the principal amount of the debt securities whose holders are required to consent to an amendment or waiver, or to provide that certain other provisions of the applicable Indenture may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The holders of not less than a majority in principal amount of any series of debt securities outstanding under either Indenture have the right to waive compliance by the Company with certain covenants in the applicable Indenture with respect to that series of debt securities.

Modifications and amendments of each Indenture may be made by the Company and the applicable trustee without the consent of any holder of debt securities issued thereunder to:

•	cure any ambiguity, omission, defect or inconsistency contained in the Indenture;

•	provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the Indenture;

•

provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Internal Revenue Code);

•	add guarantees with respect to the debt securities;

•	secure the debt securities;

•	add to the covenants of the Company for the benefit of the holders of the debt securities, or to surrender any right or power conferred upon the Company;

•	comply with any requirement of the SEC to effect the qualification of the Indenture under the Trust Indenture Act; or

•	make any change that does not materially and adversely affect the rights of the holders of the debt securities;

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Each Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, (1) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be (or shall have been declared to be) due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (2) the principal amount of a debt security denominated in a foreign currency or currencies that will be deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in clause (1) above), (3) the principal amount of an indexed security that will be deemed outstanding will be the principal face amount of such indexed security on the issue date, unless otherwise provided with respect to such indexed security pursuant to the applicable Indenture, and (4) debt securities owned by the Company or any other obligor upon the debt securities or any affiliate of the Company or of such other obligor will be disregarded.

Each Indenture contains provisions for convening meetings of the holders of debt securities of a series. A meeting may be called by the trustee, by the Company, pursuant to a resolution adopted by its Board of Directors, or by the holders of not less than 10% in principal amount of the outstanding debt securities of such series, in any such case upon satisfaction of any conditions and upon notice given as provided in the applicable Indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the applicable Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. Notwithstanding the foregoing, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series, except that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

Notwithstanding the provisions described above, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series, (1) there shall be no minimum quorum requirement for such meeting and (2) the holders of the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the applicable Indenture.

Discharge, Defeasance and Covenant Defeasance

The Company may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable at their stated maturity within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable trustee, in trust, funds in such currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of the principal (and premium, if any) and interest and Additional Amounts payable to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or date of redemption, as the case may be.

Each Indenture provides that, if the provisions of the relevant Article of such Indenture are made applicable to the debt securities of (or within) any series pursuant to such Indenture, the Company may elect either (1) to effect a “defeasance,” in which case it will be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay Additional Amounts, if any, and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust), or (2) to effect a “covenant defeasance,” in which case it will be released from its obligations with respect to the covenants described under “—Certain Covenants” or, if provided pursuant to such Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such debt securities. Such defeasance or covenant defeasance shall be effected upon the irrevocable deposit by the Company with the applicable trustee, in trust, of an amount, in such currency or currencies in which such debt securities are payable at their stated maturity, or Government Obligations (as described below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

Such a trust may be established only if, among other things, the Company has delivered to the applicable trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.

Each Indenture defines “Government Obligations” to mean securities which are (1) direct obligations of the United States of America or any government or governments which issued the foreign currency or currencies in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or any such other government, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof. Government Obligations will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, except that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

Unless otherwise provided in the applicable supplemental indenture relating to any series of debt securities, if after the Company has deposited funds or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such debt security to receive payment in a currency other than that in which such deposit has been made in respect of such debt security, or (2) a Conversion Event (as described below) occurs in respect of the currency in which such deposit has been made, the indebtedness represented by such debt security and any coupons appertaining thereto shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such debt security as they become due out of the proceeds yielded by converting the amount or other property so deposited in respect of such debt security into the currency in which such debt security becomes payable as a result of such election or Conversion Event based on the applicable market exchange rate. Each Indenture defines “Conversion Event” to mean the cessation of use of (a) a foreign currency other than the Euro both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the Euro both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (c) any currency for the purposes for which it was established. Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars. If the Company effects a covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of an Event of Default, the amount in such currency in which such debt securities are payable, and Government Obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. The Company, however, would remain liable to make payment of such amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Subordination

Under the Subordinated Debt Securities Indenture, the payment of the principal of and any interest amount on, the subordinated debt securities will be subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness of the Company. The subordinated debt securities of any series will rank pari passu in right of payment with all other subordinated indebtedness of the Company of the same ranking and senior in right of payment to indebtedness of the Company subordinated in right of payment to such series.

If the Company dissolves, winds up, liquidates or reorganizes, or if it is the subject of any bankruptcy, insolvency, receivership or similar proceedings, the Company will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before it pays the holders of the subordinated debt securities. If payment of the subordinated debt securities is accelerated because of an Event of Default under the Subordinated Debt Securities Indenture, the Company must pay the holders of senior indebtedness in full all amounts due and owing thereunder before it pays the holders of the subordinated debt securities. The Subordinated Debt Securities Indenture requires the Company promptly to notify holders of senior indebtedness if payment of any subordinated debt securities is accelerated because of an Event of Default under such Indenture.

The Company may not make any payment on the subordinated debt securities or purchase or otherwise acquire the subordinated debt securities if:

•	a default in the payment of any “designated senior indebtedness” (as defined below) occurs and is continuing beyond any applicable period of grace; or

•

any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from the persons permitted to give such notice under the Subordinated Debt Securities Indenture.

The Company is required to resume payments on the subordinated debt securities:

•	in case of a payment default of designated senior indebtedness, on the date on which such default is cured or waived or ceases to exist; and

•

in case of a nonpayment default of designated senior indebtedness, on the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

No new period of payment blockage may be commenced for a default unless:

•	365 days have elapsed since the Company’s receipt of the prior payment blockage notice; and

•	all scheduled payments on the subordinated debt securities that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

If either the trustee or any holder of subordinated debt securities receives any payment or distribution of the Company’s assets in contravention of these subordination provisions before all senior indebtedness is paid in full, such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

There are no restrictions in the Subordinated Debt Securities Indenture upon the creation of additional senior indebtedness or other indebtedness.

The Subordinated Debt Securities Indenture defines “designated senior indebtedness” with respect to any series of debt securities as specified indebtedness of the Company as of the date of execution of such Indenture with respect to such series and any other senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which the Company is a party, expressly provides that such indebtedness is “designated senior indebtedness” for purposes of the Subordinated Debt Securities Indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

“Indebtedness” is defined under the Subordinated Debt Securities Indenture as the following:

•

all of the Company’s indebtedness, obligations and other liabilities, contingent or otherwise, (1) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (2) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of the Company or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

•	all of the Company’s reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers’ acceptances;

•

all of the Company’s obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the Company’s balance sheet;

•

all of the Company’s obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that the Company is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including the Company’s obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

•

all of the Company’s obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

•

all of the Company’s direct or indirect guarantees or similar agreements by it in respect of, and all of the Company’s obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in the five clauses immediately above; and

•

any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in the six clauses immediately above.

The Subordinated Debt Securities Indenture defines “senior indebtedness” as the principal of, and premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of the Company, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

•

indebtedness that expressly provides that such indebtedness (1) shall not be senior in right of payment to the subordinated debt securities, (2) shall be equal or junior in right of payment to the subordinated debt securities, or (3) shall be junior in right of payment to any of the Company’s other indebtedness;

•

any indebtedness of the Company to any of its majority-owned subsidiaries, other than indebtedness to the Company’s majority-owned subsidiaries arising by reason of guarantees by the Company of indebtedness of such subsidiary to a person that is not the Company’s subsidiary; and

•	indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business.

The Subordinated Debt Securities Indenture provides that the Company may not incur, directly or indirectly, or otherwise become liable for any indebtedness which is subordinated or junior in right of payment to any senior indebtedness unless such indebtedness is senior subordinated indebtedness or is subordinated indebtedness. The Subordinated Debt Securities Indenture defines:

•

“senior subordinated indebtedness” as any series of subordinated debt securities and any other indebtedness of the Company that specifically provides that such indebtedness is to have the same rank in right of payment as such series and is not subordinated by its terms in right of payment to any indebtedness or other obligations of the Company that is not senior indebtedness; and

•	“subordinated indebtedness” as any indebtedness of the Company that specifically provides that such indebtedness is subordinated in right of payment to any series of subordinated debt securities.

Common Stock

General

We are authorized to issue 40,000,000 shares of Common Stock, par value $0.01 per share, of which approximately 15,091,000 shares were issued and outstanding as of May 1, 2007.

Holders of Common Stock are entitled:

•	to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

•	to receive, on a pro rata basis, dividends and distributions, if any, that the Board of Directors may declare out of legally available funds; and

•

upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of Preferred Stock.

The holders of our Common Stock are entitled to receive dividends as they may be lawfully declared from time to time by the Board of Directors, subject to any preferential rights of holders of any outstanding shares of Preferred Stock. Any dividends declared on the Common Stock will not be cumulative.

The holders of our Common Stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The Common Stock is not subject to future calls or assessments by us.

Anti-Takeover Effect of Our Charter and Bylaw Provisions and Delaware Corporate Law

Our certificate of incorporation and bylaws and the Delaware corporate law contain provisions that could make it more difficult to complete an acquisition of us by means of a tender offer, a proxy contest or otherwise.

Classified Board of Directors. Our certificate of incorporation provides that the Board of Directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of the Board of Directors will be elected each year. The classification of the Board of Directors will make it more difficult for an acquiror or for other stockholders to change the composition of the Board of Directors. In addition, our certificate of incorporation provides that, subject to any rights of holders of preferred stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum.

Limitation on Number of Authorized Directors. Our certificate of incorporation provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, there will be no fewer than four and no more than 20 directors, with the then-authorized number of directors to be fixed from time to time by the Board of Directors.

Right to Call Special Stockholder Meetings. Under our bylaws, a special meeting of stockholders may be called only by our Chairman of the Board or by our Board of Directors pursuant to a resolution adopted by a majority of our authorized number of directors. Accordingly, our stockholders have no right to call a special meeting.

No Stockholder Action by Written Consent. Our certificate of incorporation provides that, subject to the rights of any holders of preferred stock to act by written consent instead of a meeting, stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent instead of a meeting, unless the action to be taken by written consent of stockholders and the taking of this action by written consent have been expressly approved in advance by the Board of Directors. Failure to satisfy any of the requirements for a stockholder meeting could delay, prevent or invalidate stockholder action.

Stockholder Advance Notice Procedure. Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors at an annual or special meeting, or to bring other business before an annual meeting of our stockholders. The bylaws provide that any stockholder wishing to nominate persons for election as directors at an annual or special meeting or bring other business before an annual meeting must deliver to our secretary a written notice of the stockholder’s intention to do so. The notice generally must be delivered (1), in the case of a proposal to be submitted at an annual meeting, no earlier than 120 days and no later than 90 days before the first anniversary of the preceding year’s annual meeting, and (2) in the case of a director nomination to be submitted at a special meeting, no earlier than 120 days before the special meeting date and no later than the later of the 90th day before the special meeting date or the 10th day after the date on which we first publicly announce the special meeting date and the director nominees proposed by the Board of Directors to be elected at such meeting. The notice must include the information specified in our bylaws.

Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•	before that time, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or after that time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

The application of Section 203 may make it difficult and expensive for a third party to pursue a takeover attempt we do not approve even if a change in control would be beneficial to the interests of our stockholders.

Limitation of Liability and Indemnification

Our certificate of incorporation limits the personal liability of our members of the Board of Directors for breaches by them of their fiduciary duties. Our bylaws also require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for any of the following:

•	any breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; and

•	any transaction from which the director derived an improper personal benefit.

Such a limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Delaware law permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of such individual’s actions in such capacity, regardless of whether indemnification would be permitted under Delaware law. We currently maintain liability insurance for our directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Mellon Investor Services LLC.

New York Stock Exchange Listing

Our Common Stock is listed on the New York Stock Exchange under the symbol “TWP.”

Preferred Stock

General

We are authorized to issue 3,000,000 shares of Preferred Stock, par value $0.01 per share. As of the date of this prospectus, we have not issued any shares of Preferred Stock. Subject to limitations prescribed by Delaware law and the Company’s certificate of incorporation and bylaws, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or a duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The prospectus supplement relating to the series of Preferred Stock offered thereby will describe the specific terms of such securities, including:

(1)	the distinctive serial designation of such series of Preferred Stock which shall distinguish it from other series of Preferred Stock;

(2)	the number of shares of such Preferred Stock offered in such series;

(3)	the dividend rate (or method of determining such rate) payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;

(4)	whether dividends on the shares of such series shall be cumulative and, if so, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(5)	the amount or amounts, if any, which shall be payable out of the assets of the corporation to the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payments of the shares of such series;

(6)	the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Company or at the option of the holder of holders thereof or upon the happening of a specified event or events;

(7)	the obligations, if any, of the Company to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(8)	whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Company or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of capital stock of the Company or other securities or property of the Company or any other entity, and the price or prices (in cash, securities or other property or a combination thereof) or rate or rates of exchange or conversion and any adjustments applicable thereto;

(9)	whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights, which may provide, among other things and subject to other provisions of the Company’s certificate of incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be composed solely of such series or of such series and one or more other series or classes of capital stock of the Company) and that all shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series of separate class are voted on such matter; and

(10)	any other related rights, preferences and limitations of the shares of the series not inconsistent with the foregoing or with applicable law.

The statements above describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company’s certificate of incorporation (including the applicable certificate of designations) and bylaws and the General Corporation Law of the State of Delaware.

Transfer Agent

The registrar and transfer agent for a particular series of Preferred Stock will be set forth in the applicable prospectus supplement.

Depositary Shares

General

The Company may issue receipts for depositary shares, each of which depositary receipts will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable prospectus supplement. Shares of Preferred Stock of each series represented by depositary shares will be deposited under a separate Deposit Agreement among the Company, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the Deposit Agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the Preferred Stock represented by such depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the preferred stock depositary, the Company will cause the preferred stock depositary to issue, on behalf of the Company, the depositary receipts. Copies of the applicable form of Deposit Agreement and depositary receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related depositary receipts.

Dividends and Other Distributions

The Preferred Stock depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock depositary.

In the event of a distribution other than in cash, the Preferred Stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock depositary, unless the Preferred Stock depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any Preferred Stock converted into other securities.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the Preferred Stock depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock depositary, the Preferred Stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by the Company.

From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the Preferred Stock depositary.

Voting of the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such Preferred Stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder’s depositary shares. The Preferred Stock depositary will vote the amount of Preferred Stock represented by such depositary shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock depositary in order to enable the Preferred Stock depositary to do so. The Preferred Stock depositary will abstain from voting the amount of Preferred Stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The Preferred Stock depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock depositary.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

The depositary shares, as such, are not convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the Preferred Stock depositary with written instructions to the Preferred Stock depositary to instruct the Company to cause conversion of the Preferred Stock represented by the depositary shares evidenced by such depositary receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of capital stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day before the conversion.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least 66 2/3% of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related Preferred Stock and all moneys and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

The Deposit Agreement may be terminated by the Company upon not less than 30 days’ prior written notice to the Preferred Stock depositary if the holders of a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon the Preferred Stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the Preferred Stock depositary with respect to such depositary receipts. In addition, the Deposit Agreement will automatically terminate if (1) all outstanding depositary shares shall have been redeemed, (2) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such Preferred Stock or (3) each share of the related Preferred Stock shall have been converted into securities of the Company not so represented by depositary shares.

Charges of Preferred Stock Depositary

The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock depositary in connection with the performance of its duties under the Deposit Agreement. Holders of depositary receipts, however, will pay the fees and expenses of the Preferred Stock depositary for any duties requested by such holders to be performed that are outside of those duties expressly provided for in the Deposit Agreement.

Resignation and Removal of Depositary

The Preferred Stock depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock depositary. A successor Preferred Stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $10,000,000.

Miscellaneous

The Preferred Stock depositary will forward to holders of depositary receipts any reports and communications from the Company which are received by the Preferred Stock depositary with respect to the related Preferred Stock.

Neither the Preferred Stock depositary nor the Company will be liable if, by law or any circumstances beyond its control, it is prevented from or delayed in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the depositary shares), gross negligence or willful misconduct, and the Company and the Preferred Stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

If the Preferred Stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and the Company, on the other hand, the Preferred Stock depositary shall be entitled to act on such claims, requests or instructions received from the Company.

Warrants

The Company may offer by means of this prospectus warrants for the purchase of its debt securities, Preferred Stock, depositary shares or Common Stock. The Company may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between the Company and a warrant agent specified therein. The warrant agent will act solely as an agent of the Company in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title and issuer of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currencies in which the price or prices of such warrants may be payable;

•	the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of material U.S. federal income tax considerations; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Rights

The Company may issue rights to its stockholders for the purchase of shares of Common Stock. Each series of rights will be issued under a separate rights agreement to be entered into between the Company and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as an agent of the Company in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable:

•	the date for determining the stockholders entitled to the rights distribution;

•	the aggregate number shares of Common Stock purchasable upon exercise of such rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which such rights may be transferable separately;

•	the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

•	any special U.S. federal income tax consequences; and

•	any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

BOOK-ENTRY SECURITIES

The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, which means that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depositary. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee of such depositary to a successor depositary or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, the Company anticipates that the following provisions will apply to depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depositary, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by the Company if the securities are offered and sold directly by the Company. Ownership of beneficial interests in a global security will be limited to the depositary’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable Indenture or other instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of the Company, its officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Company expects that the depositary for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If a depositary for a series of securities at any time is unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, the Company, at any time and in its sole discretion, but subject to any limitations described in the applicable prospectus supplement relating to such securities, may determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

PLAN OF DISTRIBUTION

The Company may sell securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities.

Underwriters may offer and sell securities offered by means of this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company’s agents to offer and sell securities by means of this prospectus upon the terms and conditions as are set forth in the prospectus supplement relating to such securities. In connection with a sale of securities offered by means of this prospectus, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities offered by means of this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriting discounts and commissions on securities sold in the initial distribution of any offering of securities offered by means of this prospectus will not exceed 8% of the proceeds of such offering. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If so indicated in a prospectus supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities of the series to which such prospectus supplement relates providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular offered securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions, except that (1) the purchase by an institution of the particular securities offered shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (2) if the particular securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such securities or number of warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

The Company may agree to sell securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters’ purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

WHERE TO FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements, and other documents with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy any document we file at the SEC public reference room located at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may call the SEC at 1-800-SEC-0330 for further information concerning the public reference room. Our SEC filings are also available at the Internet web site maintained by the SEC at http://www.sec.gov. In addition, we maintain an Internet web site that contains information about us at www.trex.com. The information contained on our web site does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede the information filed earlier. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of the securities covered by this prospectus is completed, except that we do not incorporate by reference any additional documents or information furnished and not filed with the SEC:

•

our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, as amended on Form 10-K/A, including information specifically incorporated by reference into our Annual Report on Form 10-K from our proxy statement for our annual meeting of stockholders held on May 7, 2007;

•	our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2007;

•

our Current Reports on Form 8-K filed on January 3, 2007, January 18, 2007, January 26, 2007 (excluding the information furnished in Items 2.02 and 9.01 thereof, which is not deemed filed and which is not incorporated by reference herein), February 16, 2007, and February 27, 2007; and

•

the description of our common stock included in our registration statement on Form 8-A which we filed with the SEC on March 24, 1999, including any amendments or reports we file for the purpose of updating this description.

You may obtain copies of any of these filings upon written or oral request by contacting us at the address and phone number indicated below or by contacting the SEC as described above. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost, if you contact our Corporate Secretary at 160 Exeter Drive, Winchester, Virginia 22603-8605, telephone number (540) 542-6300.

Readers should rely only on the information provided or incorporated by reference in this prospectus or in any applicable supplement to this prospectus. Readers should not assume that the information in this prospectus and any applicable supplement is accurate as of any date other than the date on the front cover of the document.

EXPERTS

The consolidated financial statements of Trex Company, Inc. included in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2006, and the Company management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon (which conclude, among other things, that the Company did not maintain effective internal control over financial reporting as of December 31, 2006, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weaknesses described therein), included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered by means of this prospectus will be passed upon for us by Hogan & Hartson LLP, McLean, Virginia.

$85,000,000

Trex Company, Inc.

% Convertible Senior Subordinated

Notes Due 2012

Preliminary prospectus supplement

Book Runner

JPMorgan

Co-Manager

BB&T Capital Markets

June        , 2007